Filed pursuant to 424(b)(3)

Registration No. 333-218991

PROSPECTUS

JERASH HOLDINGS (US), Inc.

1,591,750 Shares of Common Stock and
up to 74,000 Shares of Common Stock Underlying Warrants

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to (i) 740,000 shares of common stock, par value $0.001 per share of Jerash Holdings (US), Inc., and (ii) 74,000 shares of common stock that are issuable upon the exercise of the warrants, issued in connection with a private placement offering that we initially closed on May 15, 2017 and had subsequent closings on August 18, 2017 and September 27, 2017 (the “Private Placement”), and (iii) 851,750 shares of our common stock. The warrants are exercisable at an exercise price of $6.25 per full share until May 15, 2022 with respect to 49,000 underlying shares, until August 18, 2022 with respect to 20,000 underlying shares, and until September 27, 2022 with respect to 5,000 underlying shares.

We will not receive any proceeds from the sale of the common stock or warrants covered by this prospectus. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We have agreed to bear the expenses relating to the registration of the securities of the selling stockholders.

The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what quantity the selling stockholders may sell their shares of common stock hereunder following the effective date of this registration statement.

Our common stock is presently not traded on any market or securities exchange. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, or FINRA, to have our common stock quoted on the OTCQB Market. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

The selling stockholders may sell the shares of our common stock at prices ranging from $5.00 to $6.00 per share until such time as our shares are quoted on the OTCQB Market, at which time they may be sold at prevailing market prices or in privately negotiated transactions. The selling stockholders have not engaged any underwriter in connection with the sale of our securities. The selling stockholders may offer and sell our securities in a variety of transactions as described under “Plan of Distribution” beginning on page 48, including transactions on any market on which our common stock is quoted, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act,” and, as such, have elected to comply with reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 27, 2017

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since these dates.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Jerash,” the “Company,” “we,” “us,” “our” and similar references refer to Jerash Holdings (US), Inc., which is the parent holding company of our operating subsidiaries, Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”), which is an entity formed under the laws of the Hashemite Kingdom of Jordan (“Jordan”), and Treasure Success International Limited (“Treasure Success”), which is an entity formed under the laws of Hong Kong.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Our Company

Through our operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made outerwear from knitted fabric from our production facilities in Jordan. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Jerash,” the “Company,” “we,” “us,” “our” and similar references refer to Jerash Holdings (US), Inc. after giving effect to the Merger (as defined below), with Jerash Holdings (US), Inc. as the parent holding company of our operating subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success.

We are an approved manufacturer by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employ approximately 2,500 people. Our employees include local Jordanian workers as well as import workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces.

Our Strategy

We are focused on growing our operations by expanding existing production facilities and establishing beneficial relationships with neighboring factories; diversifying our range of products to include additional pieces such as trousers and urban styling outerwear and different types of natural and synthetic materials; and expanding our workforce with import workers in Jordan from other countries. We also seek to diversify our sales geographically by exploring acquisition opportunities to further diversify our product range and export locations. We continue to focus on increasing customer diversification by introducing new customers as a result of our increased product and geographical offerings described above.

Risks Associated with Our Business

Before you invest in our securities, you should carefully consider all the information in this prospectus, including the following risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects, as described more fully in the section entitled “Risk Factors:”

•	We may require additional financing to fund our operations and capital expenditures; if we are unable to obtain such additional financing our business operations may be harmed;

•	Future sales and issuances of our capital stock or rights to purchase capital stock could result in substantial dilution to our stockholders;

•	We rely on one key customer for substantially all of our revenue;

•	We are dependent on a single produce segment comprised of a limited number of products;

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•	Our customers are in the clothing retail industry, which is subject to substantial cyclical variations;

•	We face intense competition in the worldwide apparel manufacturing industry;

•	Becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner; we estimate that we may incur approximately $735,000 in costs during the fiscal years ending March 31, 2018 and 2019 in connection with becoming a public company; and

•	There is no current trading market for our securities, and if a trading market does not develop, you may be unable to resell your securities.

Organizational Structure

We have the following wholly-owned subsidiaries: (i) Jerash Garments, an entity formed under the laws of Jordan, (ii) Treasure Success, an entity formed under the laws of Hong Kong, (iii) Chinese Garments and Fashions Manufacturing Company Limited, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments (“Chinese Garments”), and (iv) Jerash for Industrial Embroidery Company Limited, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments (“Jerash Embroidery”).

This table reflects our organizational structure:

Jerash Garments was established in Jordan in November 2000 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Garments’ principal activities are to house management offices and to operate production lines and sewing, ironing, packing and quality control units, as well as house our trims and finished products warehouses.

Chinese Garments was established in Jordan in June 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Chinese Garments’ principal activities are to house administration, human resources, finance and management offices and to operate additional production lines and sewing, ironing, and packing units, as well as house our trims warehouse.

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Jerash Embroidery was established in Jordan in March 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Embroidery’s principal activities are to perform the cutting and embroidery for our products.

Treasure Success was established in Hong Kong in July 2016 and operates in Hong Kong. Treasure Success’s primary activities are to employ sales and merchandising staff and supporting personnel in Hong Kong to support the business of Jerash Garments and its subsidiaries.

Our Corporate Information

Jerash Holdings (US), Inc. is a holding company organized in Delaware in January 2016 with nominal or no assets or operations. On May 11, 2017, we implemented two transactions, the first being an equity contribution whereby the shareholders of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands (“Global Trend”), contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings (US), Inc., with Global Trend becoming the wholly-owned subsidiary of Jerash Holdings (US), Inc. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly-owned operating subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to in this prospectus as the “Merger”.

 Our principal executive offices are located at Al-Tajamouat Industrial Estate, Sahab - P.O. Box 22, Amman, 11636, Jordan, and our telephone number is (962) 6402-0640. Our website address is www.jerashgarments.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our common stock.

Accounting Treatment of Merger

For accounting purposes, Global Trend is recognized as the accounting acquirer, and Jerash Holdings (US), Inc. is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of Global Trend are treated as the historical financial statements of the combined company. Accordingly, the financial results presented in this prospectus reflect the operations of Global Trend, its subsidiaries and its affiliate, which includes as a variable interest entity Victory Apparel (Jordan) Manufacturing Company Limited, an entity formed under the laws of Jordan (“Victory Apparel”). Victory Apparel was incorporated in Jordan in 2005 and it is a wholly owned subsidiary of Wealth Choice Limited ("WCL"), a BVI corporation and the former sole shareholder of Global Trend. WCL acquired Global Trend and Jerash Garments from two third party individuals on March 21, 2012. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at an industrial building in Al Tajamouat Industrial City purchased by Jerash Garments on July 31, 2000. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, our significant stockholders who together indirectly own 100% of Victory Apparel through WCL, intend to dissolve the entity. See the section titled “Related Party Transactions”.

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Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;

•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Exchange Act.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The Offering

Securities offered by the selling stockholders	Up to (i) 740,000 shares of our common stock and (ii) 74,000 shares of common stock that are issuable upon the exercise of the warrants, issued in connection with the Private Placement, and (iii) 851,750 shares of our common stock. The warrants are exercisable at an exercise price of $6.25 per full share until May 15, 2022 with respect to 49,000 underlying shares, August 18, 2022 with respect to 20,000 underlying shares, and September 27, 2022 with respect to 5,000 underlying shares.

Offering price	$5.00-$6.00 per share of common stock until such time as our shares are quoted on the OTCQB Market, at which time they may be sold at prevailing market prices or in privately negotiated transactions.

Common stock outstanding prior to this offering[1]	9,895,000 shares

1 The number of shares of our common stock outstanding prior to this offering is based on 9,895,000 shares outstanding as of October 10, 2017, and excludes the following:

•	79,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.25

•	50,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.00

•	Common stock underlying warrants to purchase 71,100 units, with each unit consisting of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1/10th) of one share of common stock at an exercise price of $6.25 per share for a period of five years from the issuance date), at an exercise price of $5.50 per unit
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Common stock to be outstanding following this offering [2]	9,969,000 shares (assuming the warrants are exercised in full)

Use of proceeds	We will not receive any proceeds from the sale of the common stock or warrants offered by the selling stockholders under this prospectus. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the section of this prospectus entitled “Risk Factors” for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.

2 The number of shares of our common stock outstanding following this offering is based on 9,969,000 shares outstanding as of October 10, 2017, and excludes the following:

•	5,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.25

•	50,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.00

•	Common stock underlying warrants to purchase 71,100 units, with each unit consisting of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1/10th ) of one share of common stock at an exercise price of $6.25 per share for a period of five years from the issuance date), at an exercise price of $5.50 per unit

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RISK FACTORS

An investment in the securities offered hereby is speculative in nature, involves a high degree of risk, and should not be made by an investor who cannot bear the economic risk of its investment for an indefinite period of time and who cannot afford the loss of its entire investment. Each prospective investor should carefully consider the following risk factors, as well as other information contained elsewhere in this prospectus, before making an investment. If any of the following issues actually materializes, our operating results, financial condition and liquidity could be adversely affected, and you could lose part or all of your investment. The risks below are not the only ones we face. Additional risks presently unknown to us, and risks that are known to us that we currently consider immaterial, could also adversely affect our operating results, financial condition and liquidity.

Risks Related to Our Business and our Industry

We may require additional financing to fund our operations and capital expenditures.

On December 14, 2016, we paid a dividend in an amount equal to $5,307,500 to our shareholders. As of June 30, 2017, we had cash and cash equivalents of approximately $1.5 million and restricted cash of approximately $0.5 million. There can be no assurances that our available cash, together with resources from our operations, will be sufficient to fund our operations and capital expenditures. In addition, our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Treasure Success has entered into a secured credit facility with HSBC for up to a minimum of $20,000,000 (the “Secured Credit Facility”) to finance the working capital needs of the Company. Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with Hong Kong Shanghai Banking Corporation (“HSBC”). In addition, pursuant to an offer letter dated June 5, 2017, HSBC has agreed to provide Treasure Success with a $12,000,000 invoice discounting/factoring facility. On August 21, 2017, Treasure Success and HSBC entered into the Invoice Discounting/Factoring Agreement. In addition, we may be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we may not be able to achieve our desired sales growth, and our results of operations would be negatively affected.

Defaults under the Secured Credit Facility could result in a foreclosure on our assets by our lender which may result in a loss of your investment.

Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with HSBC. In addition, pursuant to an offer letter dated June 5, 2017, HSBC has agreed to provide Treasure Success with a $12,000,000 invoice discounting/factoring facility. On August 21, 2017, Treasure Success and HSBC entered into the Invoice Discounting/Factoring Agreement. These facilities are guaranteed by us and Jerash Garments, as well as by our significant stockholders Mr. Choi Lin Hung and Mr. Ng Tsze Lun, whose interests may differ from the other stockholders of the Company as a result of their personal guarantees. These facilities are collateralized by a blanket security interest and include various financial and other covenants. If in the future we default under our facilities, our lender could, among other things, declare our debt to be immediately due and payable. If this were to occur, we would be unable to repay our bank debt in full unless we could sell sufficient assets or obtain new financing through a replacement credit facility or equity transaction. If a new credit facility could be obtained, it is likely that it would have higher interest rates and impose significant additional restrictions and requirements on us. New securities issuances would dilute your stock ownership. There is no assurance that we would be able to obtain a waiver or amendment from our lender or obtain replacement debt financing or issue sufficient equity securities to refinance these facilities. If we are unable to pay off the facility, our lender could foreclose on our assets, which may result in a loss of your investment.

We rely on one key customer for substantially all of our revenue. We cannot assure that this customer or any other customer will continue to buy our products in the same volumes or on the same terms.

Our sales to VF Corporation, directly and indirectly, accounted for approximately 85% of our total sales in the fiscal year ended March 31, 2016, which we refer to as “fiscal 2016”, approximately 79% of our total sales in the fiscal year ended March 31, 2017, which we refer to as “fiscal 2017,” and 82% and 84% of our total sales during the first quarter of the year ended March 31, 2018, which we referred to as “fiscal 2018,” and fiscal 2017, respectively.

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We are not party to any long-term contracts with VF Corporation or our other customers, and our sales arrangements with our customers do not have minimum purchase requirements. As is common in our industry, VF Corporation and our other customers place purchase orders to us after we complete detailed sample development and approval processes that we and our customers agree to the purchase and manufacture of the garments in question. It is through the sample development and approval processes that we and VF Corporation agree to the purchase and manufacture of the garments in question. From April 1, 2017 to October 10, 2017, VF Corporation issued approximately 3,500 purchase orders to us in amounts ranging from approximately $10 to $570,000. We are not substantially dependent on any particular order from VF Corporation.

We cannot assure that our end customers will continue to buy our products at all or in the same volumes or on the same terms as they have in the past. Failures of VF Corporation to continue to buy our products in the same volumes and on the same terms as in the past may significantly reduce our sales and our earnings. In addition, we cannot assure that we will be able to attract new customers.

A material decrease in the quantity of sales made to our principal customers, a material adverse change in the terms of such sales or a material adverse change in the financial condition of our principal customers could significantly reduce our sales and our earnings.

We cannot assure you that VF Corporation will continue to purchase our merchandise at the same rate as they have historically purchased, or at all in the future, or that we will be able to attract new customers. In addition, because of our reliance on them as our key customer and their bargaining power with us, VF Corporation has the ability to exert significant control over our business decisions, including prices.

We have historically depended on Ford Glory for substantially all of our sales.

Until August 2016, substantially all of our sales were through Ford Glory International Limited (“Ford Glory”), which Ford Glory then sold to the end-customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our director and a significant stockholder, through his wholly-owned entity Merlotte Enterprise Limited (“Merlotte”). Pursuant to the terms of a sale and purchase agreement dated July 13, 2016 between Lee Kian Tjiauw, a significant stockholder of ours, and Victory City Investments Limited (“Victory City”), which at that time was the ultimate 51% shareholder of our predecessor entity, Global Trend (the “Sale and Purchase Agreement”), Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective since August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by the Company or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Thereafter, we began conducting business directly with the end-customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory. For the fiscal year ended March 31, 2017 and for the first quarter of fiscal 2018, approximately 37.6% and 0%, respectively, of our net sales were made to Ford Glory, which Ford Glory then sold to the end-customers, and approximately 52.6% and 87.9% of our net sales for the fiscal year ended March 31, 2017 and for the first quarter of fiscal 2018, respectively, were made directly to end-customers with the support of Ford Glory. For sales orders received before customers successfully changed their vendor registrations to issue orders directly to the Company, the Company actually fulfilled the order for customers, including inventory purchases and manufacturing. As customers have almost entirely started to issue sales orders directly to the Company, support from Ford Glory will continue to fade in the coming quarters. We no longer rely on Ford Glory to receive sales order for us, and we intend in the future to continue to sell all of our products directly to the end-customers for our products, and our merchandising personnel now receive orders directly from the end-customers through our wholly-owned subsidiaries, Treasure Success and Jerash Garments. While we intend in the future to continue to sell our products directly to the end-customers, there can be no guaranty that we will effectively make such a transition or that the end-customers will continue to purchaser merchandise from us at the same rate as they have historically purchased from Ford Glory or at all. In addition, if Ford Glory withdrew their support from our business, the associated loss of sales would significantly decrease our revenues and adversely affect our results of operations to the point that we might be forced to cease operations. See “Related Party Transactions.”

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Because we depend on related parties as suppliers, we may not be able to always obtain materials when we need them and we may lose sales and customers.

For the fiscal year ended March 31, 2017 and for the first quarter of fiscal 2018, we purchased approximately 13% and 5%, and 0% and 0%, respectively, of our raw materials from two related major suppliers, Value Plus (Macao Commercial Offshore) Limited (“Value Plus”) and Ford Glory. For the fiscal year ended March 31, 2016 and for the first quarter of fiscal 2017, we purchased approximately 77% and 23%, and 83% and 14%, respectively, of our raw materials from these two related major suppliers, respectively. Value Plus and Ford Glory are each 49% owned by Mr. Choi Lin Hung, our director and a significant stockholder through his wholly-owned entity Merlotte. Historically, we have purchased these raw materials directly from our related party suppliers, which our related party suppliers purchase from the approved suppliers for our end customers. We have not entered into any contracts with our related party suppliers. While we intend in the future to continue to purchase raw materials directly from the approved suppliers for our products, there can be no guaranty that we will effectively make such a transition. Shortages or disruptions in the supply of materials from our related party suppliers, or our inability to procure materials from alternate sources at acceptable prices in a timely manner, could lead us to miss deadlines for orders and lose sales and customers.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

Following this offering, we will need to comply with new laws, regulations, requirements and certain corporate governance provisions under the Exchange Act and the Sarbanes-Oxley Act. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management, and will significantly increase our costs and expenses and will make some activities more time-consuming and costly. In connection with becoming a reporting company, we will need to:

•	institute a more comprehensive compliance function;

•	prepare and distribute periodic and current reports under the federal securities laws;

•	establish new internal policies, such as those related to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants.

Our ongoing compliance efforts will increase general and administrative expenses and may divert management’s time and attention from the development of our business, which may adversely affect our financial condition and results of operations. We estimate that we may incur approximately $735,000 in costs during the fiscal years ending March 31, 2018 and 2019 in connection with becoming a public company.

We may have conflicts of interest and have engaged in transactions with affiliates and have entered into agreements or arrangements that were not negotiated at arms’ length.

We have engaged, and may in the future engage, in transactions with affiliates and other related parties. These transactions may not have been on terms as favorable to us as could have been obtained from non-affiliated persons. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties. Through his wholly-owned entity Merlotte, Mr. Choi Lin Hung, our director and a significant stockholder, has an indirect ownership interest in certain of the companies, including Ford Glory and Value Plus, with which we have, or in the future may have, such agreements or arrangements. In addition, we have entered into agreements with Victory Apparel, which is wholly-owned by Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, a significant stockholder. See “Related Party Transactions.” Our majority stockholders may economically benefit from the use of these companies.

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Any adverse change in our relationship with VF Corporation and its The North Face brand, or with their strategies and/or reputation, would have a material adverse effect on our results of operations.

Substantially all of our products are sold under The North Face brand that is owned by VF Corporation. Any adverse change in our relationship with VF Corporation would have a material adverse effect on our results of operations. In addition, our sales of those products could be materially and adversely affected if either VF Corporation’s or The North Face brand’s images, reputations or popularity were to be negatively impacted.

If we lose our larger brand and retail nominations or end customers, or the customers fail to purchase at anticipated levels, our sales and operating results will be adversely affected.

Our results of operations depend to a significant extent upon the commercial success of our larger brand nominations and end customers. If we lose our significant brand nominations, or our end customers fail to purchase our products at anticipated levels, or our relationship with these customers or the brands and retailers they serve diminishes, it may have an adverse effect on our results because we may lose a primary source of revenue if these customers choose not to purchase our products; we may lose the nomination of the retailer or brand; we may not be able to recoup development and inventory costs associated with these customers; and we may not be able to collect our receivables from them.

If the market share of our customers declines, our sales and earnings may decline.

Our sales can be adversely affected in the event that our direct and indirect end customers do not successfully compete in the markets in which they operate. In the event that the sales of one of our major end customers decline for any reason, irrespective of whether it is related to us or to our products, our sales to such customer may also decline, which could reduce our overall sales and our earnings.

We are dependent on a single product segment comprised of a limited number of products.

Presently, our product offering is limited primarily to outerwear from knitted fabric. A shift in demand from such products may result in reductions in the growth of new business for our products, as well as reductions in existing business. If such a trend were to occur, we may be forced to expand or transition our product offerings to other segments of the clothing retail industry. There can be no assurance that we would be able to successfully make such an expansion or transition, or that our sales and margins would not decline in the event we made such an expansion or transition.

Our direct and indirect end customers are in the clothing retail industry, which is subject to substantial cyclical variations which could have a material adverse effect on our results of operations.

Our direct and indirect end customers are in the clothing retail industry, which is subject to substantial cyclical variations and is affected strongly by any downturn or slowdown in the general economy.  Factors that may influence our operating results from quarter to quarter include:

•	the volume and timing of customer orders received during the quarter;
•	the timing and magnitude of our customers’ marketing campaigns;
•	the loss or addition of a major customer or of a major retailer nomination;
•	the availability and pricing of materials for our products;
•	the increased expenses incurred in connection with the introduction of new products;
•	currency fluctuations;
•	political factors that may affect the expected flow of commerce; and
•	delays caused by third parties.

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In addition, uncertainty over future economic prospects could have a material adverse effect on our results of operations. Many factors affect the level of consumer spending in the industry, including, among others:

•	general business conditions;
•	interest rates;
•	the availability of consumer credit;
•	taxation; and
•	consumer confidence in future economic conditions.

Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. Consequently, our customers may have larger inventories of our products than expected, and they may reduce the size of their orders, change the payment terms, limit their purchases to a lower price range and try to change their purchase terms.

The clothing retail industry is subject to changes in fashion preferences. If our customers misjudge a fashion trend or the price which consumers are willing to pay for our products, our revenues could be adversely affected.

The clothing retail industry is subject to changes in fashion preferences. We design and manufacture products based on our end customers’ judgment as to what products will appeal to consumers and what price consumers would be willing to pay for our products. Our end customers may not be successful in accurately anticipating consumer preferences and the prices that consumers would be willing to pay for our products. Our end customers may reduce the volume of their purchases from us and/or the prices at which we sell our products will decline if our end customers are not successful, in either case resulting in reduced revenues.

If we experience product quality or late delivery problems, or if we experience financial problems, our business will be negatively affected.

We may from time to time experience difficulties in making timely delivery of products of acceptable quality. Such difficulties may result in cancellation of orders, customer refusals to accept deliveries or reductions in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations. There can be no assurance that we will not experience difficulties with the manufacture of our products. In addition, we may have difficulty sourcing the raw materials for the products we manufacture from third parties at a similar cost or at all.

We face intense competition in the worldwide apparel manufacturing industry.

We compete directly with a number of manufacturers of sport and outerwear from knitted fabric, some have a lower cost-base than us, longer operating histories, larger customer bases, greater geographical proximity to customers and greater financial and marketing resources than we do. Increased competition, direct or indirect, could reduce our revenues and profitability through pricing pressure, loss of market share and other factors. We cannot assure that we will be able to compete successfully against existing or new competitors, as the market for our products evolves and the level of competition increases. We believe that our business will depend upon our ability to provide apparel products, which are of good quality and meet our customers’ pricing and delivery requirements, as well as our ability to maintain relationships with our major customers. There can be no assurance that we will be successful in this regard.

In addition, our customers operate in an intensely competitive retail environment. In the event that any of our customers’ sales decline for any reason, whether or not related to us or to our products, our sales to such customers could be materially reduced.

We have experienced material weaknesses in our internal control over financial reporting. If we fail to establish and maintain a system of disclosure controls and procedures and an effective system of internal control over financial reporting, we may not be able to accurately and timely disclose information about us and our financial results or prevent fraud. Any inability to accurately and timely disclose information and financial results could harm our business and reputation and cause the value of our securities to decline.

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A system of disclosure controls and procedures is necessary to ensure that information about us and our financial results is recorded, processed, summarized and reported, in an accurate and timely fashion. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. If we cannot disclose required information or provide reliable financial reports, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Our independent registered public accounting firm has identified that we have a material weakness because we lack sufficient personnel with an appropriate level of knowledge of U.S. GAAP and SEC financial reporting. Although we have taken certain steps to address this deficiency, we continue to have a material weakness and continue to determine how best to change our current system and implement a more effective system. There can be no assurance that implementation of any changes will be completed in a timely manner or that they will be adequate once implemented.

Our results of operations are subject to fluctuations in currency exchange rates.

Exchange rate fluctuations between the U.S. dollar and the Jordanian dinar or Hong Kong dollar and inflation in Jordan may negatively affect our earnings. A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Jordanian or Hong Kong operations, including personnel and facilities-related expenses, are incurred in Jordanian dinar or Hong Kong dollars, respectively. Consequently, inflation in Jordan or Hong Kong will have the effect of increasing the dollar cost of our operations in Jordan and Hong Kong, respectively, unless it is offset on a timely basis by a devaluation of the Jordanian dinar or Hong Kong dollar, as applicable, relative to the U.S. dollar. We cannot predict any future trends in the rate of inflation in Jordan or Hong Kong or the rate of devaluation of the Jordanian dinar or Hong Kong dollar, as applicable, against the U.S. dollar. In addition, we are exposed to the risk of fluctuation in the value of the Jordanian dinar and Hong Kong dollar vis-a-vis the U.S. dollar. Although the exchange rate between the Jordanian dinar and Hong Kong dollar against the U.S. dollar has been effectively pegged, there can be no assurance that the Jordanian dinar and Hong Kong dollar will remain pegged to the U.S. dollar. Any significant appreciation of the Jordanian dinar or Hong Kong dollar against the U.S. dollar would cause an increase in our Jordanian dinar or Hong Kong dollar expenses, as applicable, as recorded in our U.S. dollar denominated financial reports, even though the expenses denominated in Jordanian dinar or Hong Kong dollars, as applicable, will remain unchanged. In addition, exchange rate fluctuations in currency exchange rates in countries other than Jordan where we operate and do business may also negatively affect our earnings.

We are subject to the risks of doing business abroad.

All of our products are manufactured outside the United States, at our subsidiaries’ production facilities in Jordan. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on our business. In addition, we may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. The occurrence of certain of these factors may delay or prevent the delivery of goods ordered by customers, and such delay or inability to meet delivery requirements would have a severe adverse impact on our results of operations and could have an adverse effect on our relationships with our customers.

Our ability to benefit from the lower labor costs in Jordan will depend on the political, social and economic stability of Jordan and in the Middle East in general. We cannot assure that the political, economic or social situation in Jordan or in the Middle East in general will not have a material adverse effect on our operations, especially in light of the potential for hostilities in the Middle East. The success of the production facilities also will depend on the quality of the workmanship of laborers and our ability to maintain good relations with such laborers in these countries. We cannot guarantee that our operations in Jordan or any new locations outside of Jordan will be cost-efficient or successful.

Our business could suffer if we violate labor laws or fail to conform to generally accepted labor standards or the ethical standards of our end customers.

We are subject to labor laws issued by the Jordanian Ministry of Labor for our facilities in Jordan. In addition, many of our end customers require their manufacturing suppliers to meet their standards for working conditions and other matters. If we violate applicable labor laws or generally accepted labor standards or the ethical standards of our end customers by, for example, using forced or indentured labor or child labor, failing to pay compensation in accordance with local law, failing to operate our factories in compliance with local safety regulations, or diverging from other labor practices generally accepted as ethical, we could suffer a loss of sales or customers. In addition, such actions could result in negative publicity and may damage our reputation and discourage retail customers and consumers from buying our products.

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Our products may not comply with various industry and governmental regulations and our customers may incur losses in their products or operations as a consequence of our non-compliance.

Our products are produced under strict supervision and controls to ensure that all materials and manufacturing processes comply with the industry and governmental regulations governing the markets in which these products are sold. However, if these controls fail to detect or prevent non-compliant materials from entering the manufacturing process, our products could cause damages to our customers’ products or processes and could also result in fines being incurred. The possible damages, replacement costs and fines could significantly exceed the value of our products and these risks may not be covered by our insurance policies.

We depend on our suppliers for machinery and maintenance of machinery. We may experience delays or additional costs satisfying our production requirements due to our reliance on these suppliers.

We purchase machinery and equipment used in our manufacturing process from third party suppliers. If our suppliers are not able to provide us with maintenance, additional machinery or equipment as needed, we might not be able to maintain or increase our production to meet any demand for our products.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our operating subsidiaries to meet our obligations. The deterioration of income from, or other available assets of, our operating subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us, which in turn could adversely affect our financial condition and results of operations.

Periods of sustained economic adversity and uncertainty could negatively affect our business, results of operations and financial condition.

Disruptions in the financial markets, such as what occurred in the global markets in 2008, may adversely impact the availability and cost of credit for our customers and prospective customers, which could result in the delay or cancellation of customer purchases. In addition, disruptions in the financial markets may have an adverse impact on regional and world economies and credit markets, which could negatively impact the availability and cost of capital for us and our customers. These conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our services or products, or their ability to pay for our services after purchase. These conditions could result in bankruptcy or insolvency for some customers, which would impact our revenue and cash collections. These conditions could also result in pricing pressure and less favorable financial terms to us and our ability to access capital to fund our operations.

Risks Related to Operations in Jordan

We are affected by conditions to, and possible reduction of, free trade agreements.

We benefit from exemptions from customs duties and import quotas due to our location in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan, and the free trade agreements with the United States. Qualifying Industrial Zones (“QIZ”) are industrial parks that house manufacturing operations in Jordan and Egypt. They are special free trade zones established in collaboration with Israel to take advantage of the free trade agreements between the United States and Israel. Under the trade agreement between Jordan and the U.S., goods produced in QIZ areas can directly access U.S. markets without tariff or quota restrictions if they satisfy certain criteria. If there is a change in such benefits or if any such agreements were terminated, our profitability may be reduced.

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It is uncertain what impact Donald Trump’s victory in the U.S. presidential election will have on trade agreements and tariffs and duties in the United States. As a candidate, President Trump espoused antipathy towards existing and proposed trade agreements, called for greater restrictions on free trade generally and significant increases on tariffs on good imported into the United States. It remains unclear what specifically President Trump would or would not do with respect to such trade agreements, tariffs and duties. If President Trump takes action or publicly speaks out about the need to terminate or re-negotiate existing free trade agreements, or in favor of restricting free trade and/or increasing tariffs and duties, such actions may adversely affect our sales and have a material adverse impact on our business, results of operations and cash flows.

Our results of operations would be materially and adversely affected in the event we are unable to operate our principal production facilities in Amman, Jordan.

All of our manufacturing process is performed in a complex of production facilities located in Amman, the capital of Jordan. We have no effective back-up for these operations and, in the event that we are unable to use the production facilities located in Amman, Jordan as a result of damage or for any other reason, our ability to manufacture a major portion of our products and our relationships with customers could be significantly impaired, which would materially and adversely affect our results of operation.

Our operations in Jordan may be adversely affected by social and political uncertainties or change, military activity, health-related risks or acts of terrorism.

From time to time Jordan has experienced instances of civil unrest, terrorism and hostilities among neighboring countries, including Syria and Israel. A peace agreement between Israel and Jordan was signed in 1994. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Jordanian economy and our operations by disrupting operations and communications and making travel within Jordan more difficult and less desirable. Political or social tensions also could create a greater perception that investments in companies with Jordanian operations involve a high degree of risk, which could adversely affect the market and price for our securities. We do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars, which could subject us to significant financial losses. The realization of any of these risks could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce. In response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services may be slowed or stopped altogether. Extensive delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential delays. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities. The United States economy in general may be adversely affected by terrorist activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to regulatory and political uncertainties in Jordan.

We conduct substantially all of our business and operations in Jordan. Consequently, government policies and regulations, including tax policies, in Jordan will impact our financial performance and the market price of our common stock.

Jordan is a constitutional monarchy, but the King holds wide executive and legislative powers. The ruling family has taken initiatives that support the economic growth of the country. However, there is no assurance that such initiatives will be successful or will continue. The rate of economic liberalization could change, and specific laws and policies affecting manufacturing companies, foreign investments, currency exchange rates and other matters affecting investments in Jordan could change as well. A significant change in Jordan’s economic policy or any social or political uncertainties could adversely affect business and economic conditions in Jordan generally and our business and prospects.

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If we violate applicable anti-corruption laws or our internal policies designed to ensure ethical business practices, we could face financial penalties and/or reputational harm that would negatively impact our financial condition and results of operations.

We are subject to anti-corruption and anti-bribery laws in the United States and Jordan. Jordan’s reputation for potential corruption and the challenges presented by Jordan’s complex business environment, including high levels of bureaucracy, red tape, and vague regulations, may increase our risk of violating applicable anti-corruption laws. We face the risk that we, our employees or any third parties such as our sales agents and distributors that we engage to do work on our behalf may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations that might harm our business, financial condition or results of operations.

You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in Jordan and all of our officers and directors reside outside of the United States.

All of our officers and directors reside outside the United States. Therefore, investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in any of these jurisdictions based upon U.S. laws, including the federal securities laws or other foreign laws against us, our officers and directors. Furthermore, we conduct substantially all of our operations in Jordan through our operating subsidiaries. Because the majority of our assets are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Risk Factors Relating to this Offering and Ownership of our Securities

There currently is no trading market for our securities and one may never develop.

There is currently no active trading market or public market for our securities and such a market, public or private, may not develop in the foreseeable future or ever and, if it does, such a market may not be sustained. We intend to seek a market maker to apply for admission to quotation of our common stock on the OTCQB Market. However, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved. If for any reason our securities are not approved for quotation on the OTCQB Market or a public trading market does not otherwise develop, purchasers of the securities may have difficulty selling their shares. Accordingly, investors may bear the economic risk of an investment in our securities for an indefinite period of time.

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 Our majority stockholders will control the Company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Immediately prior to this offering, three of our stockholders beneficially owned approximately 84.82% of our outstanding common stock. Therefore you will not have any ability to exercise control over our company, and such entities and individuals will have the ability, acting together, to elect all of our directors and to substantially influence the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of the Company, (ii) a sale of all or substantially all of our asset; and (iii) amendments to our corporate documents. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals.

Your ownership interest may be diluted by exercises of currently outstanding or committed warrants.

We have granted warrants to purchases up to 71,100 units to designees of the placement agent in connection with the Private Placement. Each unit consists of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1/10th) of one share of common stock at an exercise price of $6.25 per share for a period of five years from the issuance date). The placement agent warrants are exercisable with respect to 48,600 units beginning on July 15, 2017 and expiring on May 15, 2022, 18,000 units beginning on October 18, 2017 and expiring on August 18, 2022, and 4,500 units beginning on November 27, 2017 expiring on September 27, 2022. The placement agent’s warrants are exercisable at a price per unit equal to $5.50.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause the market price of our securities to decline.

We may issue additional securities in the future. We intend to establish an equity incentive plan (the “Plan”) and reserve a number of shares of common stock equal to ten percent (10%) of the total number of shares of common stock outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan.

Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our common stock for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase our common stock.

Our lack of experienced accounting staff may impact our ability to report our future financial results on a timely and accurate basis, and we need to retain the services of additional accountants and consultants with required accounting experience and expertise.

With the exception of our chief financial officer, our accounting and finance staff lacks depth and skill in the application of generally accepted accounting principles with respect to external financial reporting for Exchange Act reporting companies. We also do not have an audit committee or a member of our board of directors who would satisfy the definition of an audit committee financial expert. We intend to engage the services of additional accounting personnel and expert consultants to assist with our financial accounting and reporting requirements to develop our internal control over financial reporting and to produce timely financial reports. Until we do so, we may experience difficulty producing reliable and timely financial statements, which could cause investors to lose confidence in our reported financial information, the market price of our stock to decline significantly, we may be unable to obtain additional financing on acceptable terms, and our business and financial condition could be harmed.

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We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported on our second annual report on Form 10-K.

We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported on our second annual report on Form 10-K. In addition, as a smaller reporting company, we will not be required to obtain an auditor attestation of management’s evaluation of internal controls over financial reporting once such internal controls are in place. As a result, we may fail to identify and remediate a material weakness or deficiency in our internal control over financial reporting, which may cause our financial statements and related disclosure to contain material misstatements and could cause delays in filing required financial statements and related reports. Furthermore, the process of designing and implementing internal controls over financial reporting may divert our internal resources and take a significant amount of time and expenditure to complete. The actual or perceived risk associated with our lack of internal controls could cause investors lose confidence in our reported financial information, which could negatively impact the market for our common stock and cause us to be unable to obtain additional financing on acceptable terms or at all, which could cause harm to our business and financial condition.

The reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, which may lead to volatility and a decrease in the price of our common stock.

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from reporting requirements that apply to other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards. This election is irrevocable. If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock and our stock price may be more volatile or may decrease.

Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which could make transactions in our common stock more cumbersome and may reduce the value of your investment in our securities.

Rule 15g-9 under the Exchange Act defines a “penny stock” as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. To the extent a market develops for our common stock, there can be no assurance that our common stock will not be considered a penny stock. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission (the “SEC”) relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and could depress the market value of our common stock, to the extent a market develops.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” among other places in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by law.

Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to the Company because we may be considered to be an issuer of penny stock.

DETERMINATION OF OFFERING PRICE

Following the effectiveness of the registration statement of which this prospectus forms a part, we intend to apply for quotation of our common stock on the OTCQB Market. Until such time, the selling stockholders will offer shares of our common stock offered by this prospectus at a price between $5.00 to $6.00 per share. After our shares are listed on the OTCQB, the selling stockholders will determine at what price they may sell their shares of common stock through privately negotiated transactions or otherwise at market prices at the time of sale.

We determined the offering price range of $5.00 to $6.00 per share based on the sale price of $5.00 per share and warrant sold in the Private Placement, and our plans to become a publicly traded company and continue executing on our strategic plan to increase sales quarter over quarter. The sale price in the Private Placement was based on a multiple of 4.5 times earnings, which is conservative compares to peer group companies.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price based on the analyses above included our expected financial results, our financial condition, our cost of capital, the peer group companies we selected, the lack of an established market for our common stock and the minority interest the purchasers of our securities will hold, our limited operating history and the general condition of the securities market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock or warrants offered by the selling stockholders under this prospectus. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. If the selling stockholders exercise all of the warrants on a cash basis (assuming, in each case, no adjustments are made to the exercise price or number of shares issuable upon exercise of the warrants), we will receive approximately $462,500. We intend to use those proceeds, if any, for general corporate purposes.

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MARKET FOR OUR COMMON STOCK

Currently, there is no public market for our common stock. Although our common stock is not listed on a public exchange, we intend to file to obtain a quotation on the OTCQB Market in the future. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCQB Market, nor can there be any assurance that such an application for quotation will be approved or that a public market will develop if our common stock is quoted.

Holders

As of October 10, 2017, there were twenty (20) holders of record of our common stock.

Dividends

On December 14, 2016, we paid a dividend in an amount equal to $5,307,500 to our shareholders. The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

As of October 10, 2017, we did not have any compensation plans, including individual compensation arrangements under which we could issue common stock. We intend to establish an equity incentive plan (the “Plan”) and reserve a number of shares of common stock equal to ten percent (10%) of the total number of shares of common stock outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to an aggregate of (i) 740,000 shares of our common stock and (ii) 74,000 shares of common stock that are issuable upon the exercise of the warrants, issued in connection with the Private Placement, and (iii) 851,750 shares of our common stock.

We are registering our securities hereby pursuant to the terms of the registration rights agreement (the “Registration Rights Agreement”) among us and the investors in the Private Placement in order to permit the selling stockholders identified in the table below to offer the securities for resale from time to time. Because the shares of common stock issuable upon the exercise of the warrants are subject to adjustment if our shares of common stock are subdivided or combined (by any stock split, stock dividend, merger, consolidation, reclassification, reorganization or otherwise), the number of shares that will actually be issuable upon any exercise thereof may be more or less than the number of shares being offered by this prospectus.

None of the selling stockholders are licensed broker-dealers or affiliates of licensed broker-dealers. None of the selling stockholders nor any of their affiliates have held a position or office, or had any other material relationship, with us within the past three years.

The table below (i) lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of our common stock by each of the selling stockholders (including securities issued in transactions unrelated to the Private Placement, if any); (ii) have been prepared based upon information furnished to us by the selling stockholders; and (iii) to our knowledge, is accurate as of the date of this prospectus. The selling stockholders may sell all, some or none of their securities in this offering. The selling stockholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their securities since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

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Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After this Offering(1)	Percentage of Shares of Common Stock Beneficially Owned After this Offering(2)
Shell Creek, LLC (3)	176,000 (4)	176,000 (4)	—	—
PAT Amicus Investments, LLC (5)	44,000 (6)	44,000 (6)	—	—
Craig D. Cairns	11,000 (7)	11,000 (7)	—	—
Jared Penney	22,000 (8)	22,000 (8)	—	—
The Entrust Group Inc. fbo David F Barden IRA #7230002696	11,000 (9)	11,000 (9)	—	—
Gary J. Haseley	55,000 (10)	55,000 (10)	—	—
Philip Tsz Fung Lo	154,000 (11)	154,000 (11)	—	—
Ronald Billitier	22,000 (12)	22,000 (12)	—	—
Yang Yu Tsen	44,000 (13)	44,000 (13)	—	—
Chow Chung Yan	220,000 (14)	220,000 (14)	—	—
Lau Lin Ling Helen	22,000(15)	22,000(15)	—	—
Kan Chi Kin Kenneth	33,000 (16)	33,000 (16)	—	—
Merlotte Enterprise Limited (17)	4,305,875	430,588	3,875,287	39.16%
Lee Kian Tjiauw	3,098,031	322,303	2,775,728	28.05%
Ng Tsze Lun	988,594	98,859	889,735	8.99%

(1) For each selling stockholder and to the extent applicable, the totals reported in this column assume that (a) all of the securities to be registered by the registration statement of which this prospectus is a part, including the shares of common stock issuable upon exercise of the warrants held by such selling stockholder, are sold in this offering; (b) the selling stockholders do not (i) sell any of the securities, if any, that have been issued to them in transactions unrelated to the Private Placement; and (ii) acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(2) Percentage ownership for each selling stockholder is determined in accordance with Section 13(d) of the Exchange Act the rules and regulations thereunder and is based on 9,895,000 outstanding shares of our common stock as of October 10, 2017, and assumes that all shares underlying such selling stockholder’s warrants that are being offered by such selling stockholder by this prospectus have been issued and are outstanding.

(3) Paul Hamlin, Al Hamlin and Theodore Kachris, as managers of Shell Creek, LLC, have shared voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Includes 16,000 shares of common stock issuable upon the exercise of warrants.

(5) Paul Hamlin, Al Hamlin and Theodore Kachris, as managers of PAT Amicus Investments, LLC, and Peter Kachris, as manager of Storgic, LLC, a member of PAT Amicus Investments, LLC, have shared voting and dispositive power over the securities held for the account of this selling stockholder.

(6) Includes 4,000 shares of common stock issuable upon the exercise of warrants.

(7) Includes 1,000 shares of common stock issuable upon the exercise of warrants.

(8) Includes 2,000 shares of common stock issuable upon the exercise of warrants.

(9) Includes 1,000 shares of common stock issuable upon the exercise of warrants.

(10) Includes 5,000 shares of common stock issuable upon the exercise of warrants.

(11) Includes 14,000 shares of common stock issuable upon the exercise of warrants.

(12) Includes 2,000 shares of common stock issuable upon the exercise of warrants.

(13) Includes 4,000 shares of common stock issuable upon the exercise of warrants.

(14) Includes 20,000 shares of common stock issuable upon the exercise of warrants.

(15) Includes 2,000 shares of common stock issuable upon the exercise of warrants.

(16) Includes 3,000 shares of common stock issuable upon the exercise of warrants.

(17) Merlotte Enterprise Limited is wholly-owned by Mr. Choi Lin Hung.  Mr. Choi was appointed a director of Global Trend on March 21, 2012, and became our President, Treasurer and director upon consummation of the Merger. Mr. Choi has held the position of director of Jerash Garments since 2012, the position of general manager of Chinese Garments and Jerash Embroidery since 2015, and the position of director of Treasure Success since 2016.

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DESCRIPTION OF SECURITIES

The following description includes the material attributes of our capital stock. This description is not complete, and we qualify it by referring to our certificate of incorporation, as amended, and our bylaws.

Our certificate of incorporation authorizes us to issue 15,500,000 shares of capital stock, divided into two classes:

•	15,000,000 shares of common stock, $0.001 par value

•	500,000 shares of preferred stock, $0.001 par value

Common Stock

Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.

Directors are elected by a plurality vote of the shares represented in person or by proxy. All other actions by stockholders will be approved by a majority of votes cast except as otherwise required by law. Our bylaws do not provide for cumulative voting.

The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefor. Our common stock is not liable to further calls or assessment.  The holders of our common stock have no preemptive rights.  Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Amendment of Bylaws

Our certificate of incorporation grants our board of directors the power to adopt, amend or repeal our bylaws, except as otherwise set forth in the bylaws.

Effects on our Common Stock if we Issue Preferred Stock

Our board of directors has authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series. Our board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

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The issuance of any preferred stock may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Exclusive Forum of Certain Actions

Our certificate of incorporation provides that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery of the State of Delaware. Although we believe this provision benefits the Company and its stockholders by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against us or our directors, officers and employees.

Anti-Takeover Effects of Delaware Law

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The restrictions described above also do not apply to specified business combinations with a person who is an “interested stockholder” prior to the time when the corporation’s common stock is listed on a national securities exchange, so these restrictions would not apply to a business combination with any person who is one of our stockholders prior to this offering.

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Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Warrants

In connection with the Private Placement, we issued to the investors participating in the Private Placement five-year warrants to purchase up to an aggregate of 74,000 shares of common stock at an exercise price of $6.25 per share. If at any time after six (6) months following the issuance date of the warrants and prior to the expiration date there is not an effective registration statement on file with the SEC covering the resale of the shares underlying the warrants, the warrants may be exercised by means of a “cashless exercise”.

Registration Rights

On May 15, 2017, in connection with the Private Placement, we entered into a registration rights agreement with the investors participating in the Private Placement. Under the registration rights agreement, we agreed to file a registration statement to register such securities by June 29, 2017, and to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC by October 27, 2017. Additionally, the investors will be entitled to certain piggyback registration rights for the securities in the event they are not otherwise registered for resale, which registration rights will us to notify the investors if we propose to register any shares of common stock under the Securities Act, and to include the securities for which we receive timely requests from such investors for inclusion in connection with such offering.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with the consolidated financial statements of Jerash Holdings (US), Inc., its subsidiaries and its affiliate and the related notes thereto appearing elsewhere in this prospectus.

The information contained below may be subject to risk factors. We urge you to review carefully the section of this prospectus entitled “Risk Factors” for a more complete discussion of the risks associated with an investment in our common stock. See “Special Note Regarding Forward-Looking Statements”.

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Merger

Jerash Holdings (US), Inc. is a holding company organized in Delaware in January 2016 with nominal or no assets or operations. On May 11, 2017, we implemented two transactions, the first being an equity contribution whereby the shareholders of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands (“Global Trend”), contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings (US), Inc., with Global Trend becoming the wholly-owned subsidiary of Jerash Holdings (US), Inc. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly-owned operating subsidiaries, Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”), which is an entity formed under the laws of the Hashemite Kingdom of Jordan (“Jordan”), and Treasure Success International Limited (“Treasure Success”), which is an entity formed under the laws of Hong Kong. The transactions described above are collectively referred to in this prospectus as the “Merger”.

Accounting Treatment of Merger

For accounting purposes, Global Trend is recognized as the accounting acquirer, and Jerash Holdings (US), Inc. is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of Global Trend are treated as the historical financial statements of the combined company. Accordingly, the financial information in this prospectus, including management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus, reflect the consolidated financial statements of Global Trend, its subsidiaries and its affiliate, which includes as a variable interest entity Victory Apparel. Victory Apparel was incorporated in Jordan in 2005 and it is a wholly owned subsidiary of Wealth Choice Limited (“WCL”), a BVI corporation and the former sole shareholder of Global Trend. WCL acquired Global Trend and Jerash Garments from two third party individuals on March 21, 2012. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at an industrial building in Al Tajamouat Industrial City purchased by Jerash Garments on July 31, 2000. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, our significant stockholders who together indirectly own 100% of Victory Apparel through WCL, intend to dissolve the entity. See the section titled “Related Party Transactions”.

Overview

Through our operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made sport and outerwear from knitted fabric from our production facilities in Jordan. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Jerash,” the “Company,” “we,” “us,” “our” and similar references refer to Jerash Holdings (US), Inc. after giving effect to the Merger, with Jerash Holdings (US), Inc. as the parent holding company of our operating subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success.

We are an approved manufacturer by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employing approximately 2,500 people. Our employees include local Jordanian workers as well as migrant workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets).

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Results of Operations

Three months ended June 30, 2017 and June 30, 2016

The following table summarizes the results of our operations during the three month periods ended June 30, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Three months Ended June 30, 2017		Three months Ended June 30, 2016
Statement of Income Data:	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)
Revenue	$21,350	100%	$18,506	100%	$2,844	15%
Cost of goods sold	16,498	77%	14,715	80%	1,783	12%
Gross profit	4,852	23%	3,791	20%	1,061	28%
Selling, general and administrative expenses	1,417	7%	946	5%	471	50%
Other expense, net	6	0%	18	0%	(12)	(67)%
Net income	$3,429	16%	$2,827	15%	$602	21%

Revenue. Revenue increased by approximately $2.8 million or 15%, to approximately $21.4 million in the three month period ended June 30, 2017 from approximately $18.5 million in the three month ended June 30, 2016. The growth was mainly the result of the expansion of our business with one of our major customers, and the economic recovery of the U.S., which remains our major export destination. Approximately 99% and 100% of our products were exported to the U.S. in the three months ended June 30, 2017 and 2016 respectively.

As a garment manufacturing group specializing in manufacturing outerwear, we derive most of our revenue from the manufacturing and sales of outerwear. Therefore, there was only one segment in terms of product type.

Revenue by Geographic Area

(All amounts, other than percentages, in thousands of U.S. dollars)

	Three months Ended June 30, 2017		Three months Ended June 30, 2016		Period over Period Increase (decrease)
Region	Amount	%	Amount	%	Amount	%
United States	$21,065	99%	$18,470	100%	$2,595	14%
Jordan	57	0%	34	0%	23	68%
Others	228	1%	2	0%	226	11,300%
Total	$21,350	100%	$18,506	100%	$2,844	15%

According to the U.S. Customs and Border Protection Jordan Free Trade Treaty which was effective since December 2001, all apparels manufactured in Jordan could be exported to the U.S. with free duty. This treaty provides substantial competitiveness and benefit to us to expand our garment export business in the U.S. Our sales to the U.S. increased by approximately 14% for the three months ended June 30, 2017 compared to the same period in 2016. According to the Major Shippers Report issued by the Office of Textiles and Apparel under the U.S. Department of Commerce, U.S. global apparel import recorded a decrease of approximately 1.9% to $37.2 billion in the six month period ended June 30, 2017 from approximately $38.0 billion in the same period in 2016. On the other hand, U.S. apparel import from Jordan increased by approximately 15% to approximately $602.8 million in the six month period ended June 30, 2017 from approximately $523.8 million in the same period in 2016. Our sales growth ratio has been in line with industrial average growth ratios, and we still have plenty of room to expand our garment export business in the U.S.

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Cost of goods sold. Following the growth in sales revenue, our cost of goods sold increased by approximately $1.8 million or 12%, to approximately $16.5 million in the three month period ended June 30, 2017 from approximately $14.7 million in the same period in 2016. As a percentage of revenues, the cost of goods sold decreased by approximately 3% to 77% in the three month period ended June 30, 2017 from 80% in the same period in 2016. The decrease in cost of goods sold as a percentage of revenues was primarily attributable to higher selling price and lower fixed cost per unit due to the increase of production volume.

Gross profit margin. Gross profit margin was approximately 23% in the three month period ended June 30, 2017, which increased by approximately 3% from 20% in the same period in 2016. The increase in gross profit margin was primarily driven by higher selling price, economies of scale in general, and improved production efficiency.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by approximately 50% from approximately $946,000 in the three month period ended June 30, 2016 to approximately $1.4 million in the same period in 2017. The increase was mainly attributable to the establishment of a sales and merchandising office in Hong Kong in October 2016 and the increase in legal and professional fees in relation to the Private Placement, and increase of board compensation of approximately $117,000 in 2017.

Other expense, net. Other expense, net remained relatively consistent and was approximately $6,000 and $18,000 in the three months ended June 30, 2017 and 2016 respectively.

Net income. Net income for the three months ended June 30, 2017 increased by approximately 21% from approximately $2.8 million to approximately $3.4 million. The increase was mainly attributable to the increase in revenue by approximately 15% and the improvement in gross profit margin from approximately 20% in the three month period ended June 30, 2016 to approximately 23% in the same period in 2017, for the reasons mentioned above.

Years ended March 31, 2017 and 2016

The following table summarizes the results of our operations during the fiscal years ended March 31, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Years Ended Mar 31,
	2017		2016
Statement of Income Data:	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)
Revenue	$62,041	100%	$52,557	100%	$9,484	18%
Cost of goods sold	46,637	75%	39,912	76%	6,725	17%
Gross profit	15,404	25%	12,645	24%	2,759	22%
Selling, general and administrative expenses	4,706	8%	3,570	7%	1,136	32%
Other expense, net	50	0%	65	0%	(15)	(23)%
Net income	$10,648	17%	$9,010	17%	$1,638	18%

Revenue. Revenue increased by approximately $9.5 million or 18%, to approximately $62.0 million in fiscal 2017 from approximately $52.6 million in fiscal 2016. The growth was mainly the result of the expansion of our business with our major customer, and recovery in the U.S., which continues to be our major export destination. Approximately 90% and 95% of our products were exported to the U.S. in fiscal 2017 and 2016 respectively.

As a garment manufacturing group specializing in manufacturing outerwear, we derive most of our revenue from the manufacturing and sales of outerwear. Therefore there was only one segment in terms of product type.

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Revenue by Geographic Area

(All amounts, other than percentages, in thousands of U.S. dollars)

	Years Ended March 31,
	2017		2016		Year over Year
Region	Amount	%	Amount	%	Amount	%
United States	$55,779	90%	$49,989	95%	$5,790	12%
Jordan	5,969	10%	2,362	4%	3,607	153%
Others	293	0%	206	1%	87	42%
Total	$62,041	100%	$52,557	100%	$9,484	18%

According to the U.S. Customs and Border Protection Jordan Free Trade Treaty which was effective since December 2001, all apparels manufactured in Jordan could be exported to the U.S. with free duty. This treaty provides substantial competitiveness and benefit for us to expand our garment export business in the U.S. Our sales to the U.S. increased by approximately 12% in fiscal 2017 compared to fiscal 2016. According to the Major Shippers Report issued by the Office of Textiles and Apparel under the U.S. Department of Commerce, U.S. apparel import from Jordan increased by approximately 5.4% from $1.23 billion in the fiscal year ended March 31, 2016 to approximately $1.30 billion in the fiscal year ended March 31, 2017. Our sales growth ratio has been exceeding the industrial average growth ratio, and we still have plenty of room to expand our garment export business in the U.S.

Cost of goods sold. Consistent with the growth in revenue, our cost of goods sold increased by approximately $6.7 million or 17%, to approximately $46.6 million in fiscal 2017 compared to approximately $39.9 million in fiscal 2016. As a percentage of revenues, the cost of goods sold decreased by approximately 1% to 75% in fiscal 2017 from 76% in fiscal 2016. The slight decrease in cost of goods sold as a percentage of revenues was primarily attributable to higher selling price and lower fixed cost per unit due to the increase of production volume.

Gross profit margin. Gross profit margin was approximately 25% in fiscal 2017, an increase of approximately 1% from approximately 24% in fiscal 2016. The increase in gross profit margin was primarily driven by higher selling price, economies of scale in general, and improved production efficiency.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by approximately 32% from approximately $3.6 million in the fiscal 2016 to approximately $4.7 million in fiscal 2017. The increase was mainly attributable to the establishment of a sales and merchandising office in Hong Kong in October 2016 and the increase in legal and professional fees related to the Private Placement.

Other expense, net. Other expense, net was approximately $50,000 and $65,000 in fiscal 2017 and 2016, respectively. Other expense, net consists of bank charges and foreign currency transaction gain or loss. The decrease of other expense, net in fiscal 2017 was primarily because of the decrease in bank charges.

Net income. Net income in fiscal 2017 increased by approximately 18% to approximately $10.6 million from approximately $9.0 million in fiscal 2016. The increase was mainly attributable to the increase in revenue by approximately 18% and the improvement in gross profit margin from approximately 24% in fiscal 2016 to approximately 25% in fiscal 2017 due to the reasons mentioned above.

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Liquidity and Capital Resources

We are a holding company incorporated in the U.S. We may need dividends and other distributions on equity from our Jordanian subsidiaries to satisfy our liquidity requirements. Current Jordanian regulations permit our Jordanian subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Jordanian accounting standards and regulations. In addition, our Jordanian subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. We have relied on direct payments of expenses by our subsidiaries (which generate revenues), to meet our obligations to date. To the extent payments are due in U.S. dollars, we have occasionally paid such amounts in Jordanian Dinar (“JOD”) to an entity controlled by our management capable of paying such amounts in U.S. dollars. Such transactions have been made at prevailing exchange rates and have resulted in immaterial losses or gains on currency exchange but no other profit.

As of June 30, 2017, we had cash of approximately $1.5 million and restricted cash of approximately $0.5 million.

Our current assets as of June 30, 2017 were approximately $36.9 million, and our current liabilities were approximately $13.9 million, which resulted in a current ratio of approximately 2.7:1. Total equity as of June 30, 2017 was approximately $26.5 million.

As the net working capital was approximately 3.9 times of the average monthly the aggregate of cost of sales, selling, general and administrative expenses, and other expenses in the three month period ended June 30, 2017, and assuming the same level of sales in the fiscal 2018 and the first three months in fiscal 2019, there would be sufficient working capital for the next 12 months.

We have funded our working capital needs from operations. Our working capital requirements are influenced by the level of our operations, the numerical and dollar volume of our sales contracts, the progress of execution on our customer contracts, and the timing of accounts receivable collections.

Based on our current operating plan, we believe that our cash on hand and cash generated from operations will be sufficient to meet our working capital requirement for our current operations over the next twelve months.

Three months ended June 30, 2017 and 2016

The following table set forth summary of our cash flows for the periods indicated:

(All in amounts in thousands of U.S. dollars)

	2017	2016
Net cash (used)/provided by operating activities	$(4,245)	$416
Net cash provided/(used) in investing activities	152	(216)
Net cash provided by financing activities	1,904	-
Effect of exchange rate changes on cash	(6)	(5)
Net (decrease) increase in cash	(2,195)	195
Cash, beginning of three month period	3,654	2,824
Cash, end of three month period	$1,459	$3,019

Operating Activities

Net cash used in operating activities was approximately $4.2 million in the three months ended June 30, 2017, compared to cash provided by operating activities of approximately $0.4 million for the same period in 2016. The increase in net cash used by operating activities was primarily attributable to the following factors:

•	Accounts receivable increased by approximately $15.3 million from $2.8 million as of March 31, 2017 to approximately $18.1 million as of June 30, 2017, which was primary attribute to the higher monthly sales in June 2017 with a major customer that has a credit period of 45 days.
•	Inventory decreased by approximately $3.6 million from approximately $19.2 million as of March 31, 2017 to approximately $15.6 million as of June 30, 2017 due to higher volume of shipment in the three months ended June 30, 2017, that recorded an approximately 15% of growth from the same period in 2016.
•	Accounts receivable – related party decreased by approximately $1.7 million from approximately $2.3 million as of March 31, 2017 to approximately US$0.7 million as of June 30, 2017, due to regular settlement of receivables on behalf of the Company by a related party.
•	Accounts payable increased by approximately $2.0 million as of June 30, 2017 from March 31, 2017, which was due to extended payment terms from one of the major suppliers.

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Investing Activities

Net cash provided by investing activities was approximately $0.2 million in the three months ended June 30, 2017, and net cash used in investing activities was approximately $0.2 million for the three month period ended March 31 2016. The net cash provided in investing activities was mainly attributable to the settlement of other receivables – related party of $0.3 million during the first quarter of fiscal 2018, but with no such settlement in the same period of fiscal 2017.

Financing Activities

Net cash provided by financing activities was approximately $1.9 million for the three month period ended June 30, 2017. The cash inflow was resulted from the net proceed from the Private Placement, as well as the settlement of due from shareholders during the first quarter of fiscal 2018.

Statutory Reserves

In accordance with the Corporate Law in Jordan, the subsidiaries in Jordan are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As the statutory reserve balance has already reached the cap before fiscal 2015, there was no additional appropriation into the statutory reserve in the three months periods ended June 30, 2017 and 2016 respectively.

The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of June 30, 2016 and 2017.

	As of June 30,
	2017	2016
Statutory Reserves	$72	$72
Total Restricted Net Assets	$72	$72
Consolidated Net Assets	$26,515	$22,018
Restricted Net Assets as Percentage of Consolidated Net Assets	0.27%	0.33%

Total restricted net assets accounted for approximately 0.27% of our consolidated net assets as of June 30, 2017. As our subsidiaries in Jordan is only required to set aside 10% of net profits to fund the statutory reserves and it has reached maximum amount could be appropriated, we believe the potential impact of such restricted net assets on our liquidity is limited.

Capital Expenditures

We had capital expenditures of approximately $0.2 million and $0.2 million in the three months ended June 30, 2017 and 2016, respectively, for and purchases of equipment in connection with our business activities and increase of capacity. Additions in plant, machinery and automobiles were amounted to approximately $92,000 and approximately $40,000 in the three months ended June 30, 2017 and 2016, respectively, and additions to leasehold improvements amounted to approximately $72,000 and $161,000 in the three months ended June 30, 2017 and 2016, respectively.

We projected that there will be an aggregate of approximately $3.1 million of capital expenditures in 2018 and 2019 for further enhancement of production capacity to meet future sales growth. We expect that our capital expenditures will increase in the future as our business continues to develop and expand. We have used cash generated from our subsidiaries’ operations to fund our capital commitments in the past and anticipate using such funds and proceeds received from our initial public offering to fund capital expenditure commitments in the future.

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Credit Facility

On May 29, 2017, our wholly-owned subsidiary, Treasure Success, entered into a facility letter (“Facility Letter”) with Hong Kong Shanghai Banking Corporation Limited (“HSBC”) to provide credit to us.

Under the terms of the Facility Letter, we have a total credit limit of $8,000,000. The Facility Letter provides us with various credit facilities for importing and settling goods from our suppliers. The available credit facilities as described in greater detail below includes an import facility, import facilities with loan against import, trust receipts, clean import loan, and advances to us against purchase orders.

Import Facilities with Loan Against Import

HSBC charges an interest of 1.5% per annum over London Interbank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”), as applicable, for credit related to the release of goods immediately on our documentary credit.

Trust Receipts

HSBC charges a commission of: i) 0.25% for the first $50,000, ii) 0.125% for the balance in excess of $50,000 and up to $100,000 and iii) 0.0625% for balance in excess of $100,000 and an interest of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit related to trust receipts whereby HSBC has title to the goods or merchandise released immediately to us.

Clean Import Loans

HSBC has approved certain of our suppliers that are eligible to use clean import loans. HSBC charges a commission of: i) 0.25% for the first $50,000, ii) 0.125% for the balance in excess of $50,000 and up to $100,000 and iii) 0.0625% for balance in excess of $100,000 and an interest of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit services related to clean import loans or release of the goods or merchandise based on evidence of delivery or invoice.

Advances

HSBC will advance up to 70% of the purchase order value in our favor. HSBC charges a handling fee of 0.25%. and an interest of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit services related to advances.

The Facility Letter is collateralized by the guarantees of us and Jerash Garments, and the personal guarantee by Mr. Choi Lin Hung and Mr. Ng Tsze Lun. Jerash Garments is also required to maintain an account at HSBC for receiving payments from VF Sourcing Asia S.A.R.L. and its related companies.

In addition, to secure the Facility Letter, we granted HSBC a charge of $3,000,000 over the Company’s deposits.

The Facility Letter is subject to review at any time and valid until May 1, 2018. HSBC has discretion on whether to renew the Facility Letter prior to expiration.

As of October 10, 2017, $350,829 was outstanding under the Facility Letter.

Invoice Discounting/Factoring Agreement

On June 5, 2017, Treasure Success entered into an Offer Letter - Invoice Discounting / Factoring Agreement and on August 21, 2017, Treasure Success entered into the Invoice Discounting/Factoring Agreement (together, the “Factoring Agreement”) with HSBC for certain debt purchase services related to our accounts receivables.

Under the terms of the Factoring Agreement, we may borrow up to $12,000,000. In exchange for advances on eligible invoices from HSBC for our approved customers, HSBC charges a fee to advance such payments at a discounting charge of 1.5% per annum over 1 month LIBOR or HIBOR, as applicable. Such fee accrues on a daily basis on the amount of funds in use. HSBC has final determination of the percentage amount available for prepayment from each of our approved customers. We may not prepay an amount from a customer in excess of 85% of the funds available for borrowing.

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HSBC also provides credit protection and debt services related to each of our preapproved customers. For any approved debts or collections assigned to HSBC, HSBC charges a flat fee of 0.35% on the face value of the invoice for such debt or collection.

We may assign debtor payments that are to be paid to HSBC within 90 days, defined as the maximum terms of payment. We may receive advances on invoices that are due within 30 days of the delivery of our goods, defined as the maximum invoicing period.

The advances made by HSBC are collateralized by the guarantees of us and Jerash Garments, and the personal guarantee by Mr. Choi Lin Hung and Mr. Ng Tsze Lun.

In addition, to secure the Factoring Agreement, we granted HSBC a charge of $3,000,000 over our deposits.

If we fail to pay any sum due to HSBC, HSBC may charge a default interest at the rate of 8.5% per annum over the best lending rate quoted by HSBC on such defaulted amount.

The Factoring Agreement is subject to the review by HSBC at any time, and valid until May 1, 2018. Either party may terminate the agreement subject to a 30 days’ notice period.

As of October 10, 2017, $0 was outstanding under the Factoring Agreement.

Off-balance Sheet Commitments and Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements.

Years ended March 31, 2017 and 2016

The following table set forth summary of our cash flows for the periods indicated:

(All in amounts in thousands of U.S. dollars)

	2017	2016
Net cash provided by operating activities	$7,677	$2,314
Net cash used in investing activities	(829)	(2,363)
Net cash used in financing activities	(6,000)	-
Effect of exchange rate changes on cash	(18)	6
Net increase (decrease) in cash	830	(43)
Cash, beginning of year	2,824	2,867
Cash, end of year	$3,654	$2,824

Operating Activities

Net cash provided by operating activities was approximately $7.7 million in fiscal 2017, compared to cash provided by operating activities of approximately $2.3 million in fiscal 2016. The increase in net cash provided by operating activities was primarily attributable to the following factors:

•	Accounts payable increased by approximately $10.0 million during the year ended March 31, 2017 as compared to $0.2 million during the year ended from March 31, 2016, which was primary attributable to the Company conducting business directly with its vendors rather than through its affiliates.
•	Accounts payable – related party decreased by $5.9 million during the year ended March 31, 2017 as compared to $4.8 million during the year ended March 31, 2016 which was primary attributable to the Company conducting business directly with its vendors rather than through its affiliates.
•	The increase in accounts receivable – related party balance by approximately $2.3 million to approximately $2.3 million as of March 31, 2017 from the $-0- as of March 31, 2016 relating to amounts due from the Company’s affiliate for the collection of receivables on behalf of the Company pursuant to the support arrangement with that affiliate in the fiscal year ending March 31, 2017.
•	The increase in accounts receivable balance by approximately $2.8 million to approximately $2.8 million as of March 31, 2017 from $-0- as of Mar 31, 2016, which was primary attribute to the Company starting to sell directly to its end-customers subsequent to the sale and purchase agreement, which was effective as of August 1, 2016.

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Investing Activities

Net cash used in investing activities was approximately $0.8 million and $2.4 million for the years ended March 31, 2017 and 2016, respectively. The decrease in net cash used in investing activities was mainly due to a decrease in spending on machinery and equipment for the years ended March 31, 2017 compared with fiscal 2016 as the investment in fiscal 2016 had already taken into account the increase in sales volume during fiscal 2017.

Financing Activities

Net cash used in financing activities was $6.0 million and $-0- for the years ended March 31, 2017 and 2016 respectively. On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of $6,000,000 to its parent company, Global Trend. On November 30, 2016, the Board of Directors of Global Trend’s declared and approved a cash dividend of $5,307,500 to its shareholders. Jerash Garments paid the dividend of $6,000,000 directly to Global Trend’s shareholders on December 14, 2016. The overpaid amount had been treated as due from shareholders and was fully collected from shareholders on May 8, 2017. The amounted due from shareholders was interest-free.

Statutory Reserves

In accordance with the Corporate Law in Jordan, our subsidiaries in Jordan are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As the statutory reserve balance has already reached the cap before fiscal 2015, there was no additional appropriation into the statutory reserve in fiscal 2016 and 2017.

The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of March 31, 2016 and 2017.

	As of March 31,
	2017	2016
Statutory Reserves	$72	$72
Total Restricted Net Assets	$72	$72
Consolidated Net Assets	$22,018	$16,717
Restricted Net Assets as Percentage of Consolidated Net Assets	0.33%	0.43%

Total restricted net assets accounted for approximately 0.3% of our consolidated net assets as of March 31, 2017. As our subsidiaries in Jordan is only required to set aside 10% of net profits to fund the statutory reserves and it has reached maximum amount could be appropriated, we believe the potential impact of such restricted net assets on our liquidity is limited.

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Capital Expenditures

We had capital expenditures of approximately $0.5 million and $2.4 million in fiscal 2017 and 2016, respectively, for and purchases of equipment in connection with our business activities and increase of capacity. Additions in plant and machinery were amounted to approximately $0.2 million and approximately $1.5 million in fiscal 2017 and 2016, respectively, and additions to leasehold improvements amounted to approximately $0.3 million and $0.9 million in fiscal 2017 and 2016, respectively.

Off-balance Sheet Commitments and Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements.

Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted by the United States of America (“U.S. GAAP”), which require us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there was no material changes made to the accounting estimates and assumptions in the past three years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition

Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable, and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management's best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management's estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of June 30, 2017, March 31, 2017 and March 31, 2016.

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Inventories

Inventories are stated at the lower of cost or net realizable value. Inventories include cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is determined using the First-in, First-out (“FIFO”) method. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the three months ended June 30, 2017 and 2016, and years ended March 31, 2017 and 2016.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

New Accounting Pronouncements Recently Adopted

In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This update addresses several aspects of the accounting for share-based compensation transactions including: (a) income tax consequences when awards vest or are settled, (b) classification of awards as either equity or liabilities, (c) a policy election to account for forfeitures as they occur rather than on an estimated basis and (d) classification of excess tax impacts on the statement of cash flows. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018, which did not have a material impact to the unaudited condensed consolidated financial statements and related disclosures. The amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement will be applied prospectively. The inclusion of excess tax benefits and deficiencies as a component of the Company’s income tax expense will increase volatility within its provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on the Company’s stock price at the date the awards are exercised or settled. The Company does not expect the impact to be material to the consolidated results of operations; however, such determination is subject to change based on facts and circumstances at the time when awards vest or settle. The Company accounts for forfeitures of share-based awards when they occur. The Company will apply the amendments related to the presentation of excess tax benefits on the consolidated statement of cash flows using a retrospective transition method, and as a result, excess tax benefits related to share-based awards which had been previously classified as cash flows from financing activities will be reclassified as cash flows from operating activities.

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In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted. The amendments in this ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

New Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), and for all other entities, ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In February 2016, the FASB issued ASU No. 2016-02, "Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 "Leases" to replace the previous ASC 840 "Leases." ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

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In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Non-public Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

BUSINESS

Merger

Jerash Holdings (US), Inc. is a holding company organized in Delaware in January 2016 with nominal or no assets or operations. On May 11, 2017, we implemented two transactions, the first being an equity contribution whereby the shareholders of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands (“Global Trend”), contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings (US), Inc., with Global Trend becoming the wholly-owned subsidiary of Jerash Holdings (US), Inc. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly-owned operating subsidiaries, Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”), which is an entity formed under the laws of Jordan, and Treasure Success International Limited (“Treasure Success”), which is an entity formed under the laws of Hong Kong. The transactions described above are collectively referred to in this prospectus as the “Merger”.

Organizational Structure

We have the following wholly-owned subsidiaries: (i) Jerash Garments, an entity formed under the laws of Jordan, (ii) Treasure Success, an entity formed under the laws of Hong Kong, (iii) Chinese Garments and Fashions Manufacturing Company Limited, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments (“Chinese Garments”), and (iv) Jerash for Industrial Embroidery Company Limited, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments (“Jerash Embroidery”).

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This table reflects our organizational structure:

Jerash Garments was established in Jordan in November 2000 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Garments’ principal activities are to house management offices and to operate production lines and sewing, ironing, packing and quality control units, as well as house our trims and finished products warehouses.

Chinese Garments was established in Jordan in June 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Chinese Garments’ principal activities are to house administration, HR, finance and management offices and to operate additional production lines and sewing, ironing, and packing units, as well as house our trims warehouse.

Jerash Embroidery was established in Jordan in March 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Embroidery’s principal activities are to perform the cutting and embroidery for our products.

Treasure Success was established in Hong Kong in July 2016 and operates in Hong Kong. Treasure Success’s primary activities are to employ sales and merchandising staff and supporting personnel in Hong Kong to support the business of Jerash Garments and its subsidiaries.

Overview

Through our operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made sport and outerwear from knitted fabric from our production facilities in Jordan. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Jerash,” the “Company,” “we,” “us,” “our” and similar references refer to Jerash Holdings (US), Inc. after giving effect to the Merger, with Jerash Holdings (US), Inc. as the parent holding company of our operating subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success.

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We are an approved manufacturer by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employ approximately 2,500 people. Our employees include local Jordanian workers as well as migrant workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets).

Products

Our products are in the customized, ready-made sport and outerwear segment, and we derive all of our revenue from the manufacturing and sales of sport and outerwear. Our product offering consists of jackets, polo shirts, crew neck shirts, pants and shorts, made from knitted fabric. Our primary product offering is jackets, and in the fiscal years ended March 31, 2017 and 2016, approximately 58% and 69%, respectively, of our total shipped pieces were jackets.

Manufacturing and Production

Our production facilities are located in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan, and are comprised of three factory units and two warehouses. The first factory unit, which we own, employs approximately 1,100 people. Its primary functions are to house our management offices, as well as production lines, our trims warehouse, and sewing, ironing, and packaging units. The second factory unit, which we lease, employs approximately 1,300 people. Its primary functions are to house our administrative and human resources personnel, as well as merchandising and accounting departments, as well as additional production lines, our trims and finished products warehouses, and sewing, ironing, packing and quality control units. The third factory unit, which we lease, employs approximately 80 people. Its primary functions are to perform the cutting and embroidery for our products.

The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets). Our production flow begins in our third factory unit in the cutting department. From there, the product moves to either our first or second factory unit for processing by the sewing unit, finishing department, quality control, and finally the ironing and packing units. If applicable during this process, the product is sent back to the embroidery department at our third factory unit for embroidery.

We do not have long term supply contracts or arrangements with our suppliers. Most of our ultimate suppliers for raw materials, such as fabric, zippers and labels, are designated by customers and we purchase such materials on a purchase order basis.

Employees

As of June 30, 2017, we had an aggregate of approximately 2,500 employees located in Jordan and in Hong Kong, all of which are full-time employees.

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Customers

The following table outlines the dollar amount and percentage of total sales to our customers:

Customer	Fiscal Year 2017		Fiscal Year 2016		Three Months Ended June 30, 2017
	Sales		Sales		Sales
	(USD, in thousands)%		(USD, in thousands)%		(USD, in thousands)%
Ford Glory International Limited(1)	$23,351	37.6%	$50,195	95.5%	—	—
United Creations LLC	1	0%	1,959	3.7%	—	—
Classic Fashion Apparel Industry Ltd.	3,354	5.4%	303	0.6%	10	0.1%
Dynamic Sourcing Ent, Inc.	2,011	3.2%	—	—	—	—
VF Corporation(2)	29,690	47.8%	—	—	17,602	82.4%
Columbia	2,161	3.5%	—	—	2,300	10.8%
Philip-Van Heusen	795	1.3%	—	—	1,392	6.5%
Others	678	1.2%	100	0.2%	46	0.2%
Total	$62,041	100.0%	$52,557	100.0%	$21,350	100.0%

(1) Until August 2016, substantially all of our sales were to Ford Glory, which Ford Glory then sold to the end-customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our director and a significant stockholder, through his wholly-owned entity Merlotte. Pursuant to the terms of a sale and purchase agreement dated July 13, 2016 between Lee Kian Tjiauw, a significant stockholder of ours, and Victory City Investments Limited (“Victory City”), which at that time was the ultimate 51% shareholder of our predecessor entity, Global Trend (the “Sale and Purchase Agreement”), Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective since August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by us or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Thereafter, we began conducting business directly with the end-customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory. For the fiscal year ended March 31, 2017 and for the first quarter of fiscal, approximately 37.6% and 0%, respectively, of our net sales were made to Ford Glory, which Ford Glory then sold to the end-customers, and approximately 52.6% and 87.9% of our net sales for the fiscal year ended March 31, 2017 and for the first quarter of fiscal 2018, respectively, were made directly to end-customers with the support of Ford Glory. For sales orders received before customers successfully changed their vendor registrations to issue orders directly to the Company, the Company actually fulfilled the order for customers, including inventory purchases and manufacturing. As customers have almost entirely started to issue sales orders directly to the Company, the support from Ford Glory will continue to fade in the coming quarters. We no longer rely on Ford Glory to receive sales orders, and we intend in the future to continue to sell all of our products directly to the end-customers for our products, and our merchandising personnel now receive orders directly from the end-customers through our wholly-owned subsidiaries, Treasure Success and Jerash Garments. (see “Risk Factors - We have historically depended on Ford Glory for substantially all of our sales”).

(2) Substantially all of our products are sold under The North Face brand that is owned by VF Corporation.

Ford Glory has historically been dependent on one key customer for its sales. Substantially all of Ford Glory’s sales over the last two years have been to VF Corporation. The following table outlines the dollar amount and percentage of Ford Glory’s total sales to its customers:

Customer	Fiscal Year 2017		Fiscal Year 2016		Three Months Ended June 30, 2017
	Sales		Sales		Sales
	(USD, in thousands)%		(USD, in thousands)%		(USD, in thousands)%
VF Corporation[1]	$18,957	81.2%	$44,675	89.0%	—	0%
Columbia	2,614	11.2%	3,151	6.3%	—	0%
Philip-Van Heusen	1,780	7.6%	2,369	4.7%	—	0%
Total	$23,351	100.0%	$50,195	100.0%	—	0%

(1) Substantially all of our products are sold under The North Face brand that is owned by VF Corporation.

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We established our relationship with VF Corporation in 2012. Substantially all of our products are sold under The North Face Brand that is owned by VF Corporation. Currently, we manufacture primarily outwear for The North Face. Approximately 85% of our sales in fiscal 2016 were derived from the sale of our products to VF Corporation. We are not party to any long-term contracts with VF Corporation or our other customers, and our sales arrangements with our customers do not have minimum purchase requirements. As is common in our industry, VF Corporation and our other customers place purchase orders to us after we complete detailed sample development and approval processes that we and our customers agree to the purchase and manufacture of the garments in question. It is through the sample development and approval processes that we and VF Corporation agree to the purchase and manufacture of the garments in question. From April 1, 2017 to July 26, 2017, VF Corporation issued approximately 2,200 purchase orders to us in amounts ranging from approximately $10 to $570,000. We are not substantially dependent on any particular order from VF Corporation. See “Risk Factors - We rely on one key customer for substantially all of our revenue. We cannot assure that this customer or any other customer will continue to buy our products in the same volumes or on the same terms”.

VF Corporation is in the retail industry, which is subject to substantial cyclical variations. Consequently, there can be no assurance that sales to current customers will continue at the current rate or at all. In addition, our annual and quarterly results may vary, which may cause our profits and/or the market price of our Securities to decline. See “Risk Factors - Our direct and indirect end customers are in the clothing retail industry, which is subject to substantial cyclical variations which could have a material adverse effect on our results of operations”.

We continue to seek to expand and strengthen our relationship with our current customers and other brand names. However, we cannot assure that these brands will continue to buy our products in the same volumes or on the same terms as they did in the past.

Competition

The markets for the manufacturing of sport and outerwear are highly competitive. The competition in the fields in which we operate is focused primarily on the price of the product, its quality, and the level of customer service. Our products compete with products of other apparel manufacturers in Israel, Europe, the United States, South and Central America and Asia.

Most competition with other manufacturers in the clothing industry focuses on reducing production costs, reducing supply lead times, design, product quality, and efficiency of supply to the customer. Since production costs depend to a large extent on labor costs, in recent years most production in the industry has been moved to countries where the labor costs are low.  Some of our competitors have a lower cost base, longer operating experience, broader customer base and other advantages over us which allow them to compete with us. As described in more detail under “- Conditions in Jordan” below, we are able to sell our products manufactured at our facilities in Jordan to the United States free from customs, duties and import quotas under certain conditions. These favorable terms enable us to remain competitive on the basis of price.

Conditions in Jordan

Our offices and manufacturing facilities are located in Jordan. Accordingly, we are directly affected by political, security and economic conditions in Jordan.

From time to time Jordan has experienced instances of civil unrest, terrorism and hostilities among neighboring countries, including Syria and Israel. A peace agreement between Israel and Jordan was signed in 1994. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Jordanian economy and our operations by disrupting operations and communications and making travel within Jordan more difficult and less desirable. Political or social tensions also could create a greater perception that investments in companies with Jordanian operations involve a high degree of risk, which could adversely affect the market and price for our common stock.

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Jordan is a constitutional monarchy, but the King holds wide executive and legislative powers. The ruling family has taken initiatives that support the economic growth of the country. However, there is no assurance that such initiatives will be successful or will continue. The rate of economic liberalization could change, and specific laws and policies affecting manufacturing companies, foreign investments, currency exchange rates and other matters affecting investments in Jordan could change as well.

Trade Agreements

We benefit from exemptions from customs duties and import quotas due to our location in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan, and the free trade agreements with the United States.

Qualifying Industrial Zones (“QIZ”) are industrial parks that house manufacturing operations in Jordan and Egypt. They are special free trade zones established in collaboration with Israel to take advantage of the free trade agreements between the United States and Israel. Under the trade agreement between Jordan and the U.S., goods produced in QIZ areas can directly access U.S. markets without tariff or quota restrictions if they satisfy certain criteria.

Income Tax Incentives

The Encouragement of Investment Committee of Jordan resolved that Jerash Garments’ project is an economically approved project in accordance with the Encouragement of Investment Law number 16 of 1995 and accordingly was granted exemptions from customs duties on the plant’s equipment and machinery. Further, in accordance with the Jordanian Income Tax law, all of Jerash Garments’ exports are 100% exempted, provided a specific Declaration in that respect is filed with the Jordanian Customs and Income Tax Departments.

In addition, projects in QIZ areas are exempted from paying income and social services tax, total exemptions from buildings and land tax, and exemptions or reduction on most municipality fees.

Government Regulation

Our manufacturing and other facilities in Jordan are subject to various local regulations relating to the maintenance of safe working conditions and manufacturing practices. Management believes that it is currently in compliance in all material respects with all such regulations.

PROPERTIES

Jerash Garments owns an industrial building of approximately 8,300 square meters in Al Tajamouat Industrial City. See “Related Party Transactions”. We lease additional space totaling approximately 24,000 square meters in industrial buildings in Al Tajamouat Industrial City. We believe the real property that we own and lease is sufficient to conduct our operations as they are currently conducted. In addition, we lease space for our workers in dormitories located inside and outside of Al Tajamouat Industrial City. Treasure Success leases its office space in Hong Kong from Ford Glory International Limited, pursuant to an agreement dated October 3, 2016 providing for rent in the amount of HK$21,600 (approximately $2,760) per month and having a one-year term with an option to extend the term for an additional year at the same rent.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings. From time-to-time we are, and we anticipate that we will be, involved in legal proceedings, claims and litigation arising in the ordinary course of our business and otherwise. The ultimate costs to resolve any such matters could have a material adverse effect on our financial statements. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of October 10, 2017.

Name	Age	Position
Choi Lin Hung	55	President, Treasurer and Director
Wei (“Kitty”) Yang	35	Vice President, Secretary and Director
Richard J. Shaw	50	Chief Financial Officer

Directors are elected at each annual meeting of our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors, absent an employment agreement.

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus.

Choi Lin Hung has served as our President, Treasurer and a director since May 2017. Mr. Choi was appointed a director of Global Trend on March 21, 2012, and became our President, Treasurer and director upon consummation of the Merger. Mr. Choi has held the position of director of Jerash Garments since 2012, the position of general manager of Chinese Garments and Jerash Embroidery since 2015, and the position of director of Treasure Success since 2016. He is also an indirect substantial shareholder of the Company through his wholly-owned entity Merlotte.

Mr. Choi obtained a master’s degree with distinction in Business Administration from the University of Sheffield, the United Kingdom, in 1987, after being awarded the professional diploma in company secretaryship and administration from the Hong Kong Polytechnic, the predecessor of the Hong Kong Polytechnic University, in 1985.

Mr. Choi worked at Deutsche Bank and First Pacific Bank from 1987 to 1995 and has extensive experience in the banking industry. Mr. Choi began his work in the garment and textile industry in 1995, and, since 2001, Mr. Choi has been a director of Victory City International Holdings Ltd., a textile and fabric manufacturing group listed on the Stock Exchange of Hong Kong since 1996 and a director of Jiangmen V-Apparel Manufacturing Ltd. since May, 2010.

The Board of Directors believes that Mr. Choi’s financial and treasury expertise, his knowledge in fabric manufacturing and trading, coupled with his over 22 years of experience in the garment industry and his experience in managing the business of Jerash Garments and its subsidiaries, are crucial to growing our business.

Wei (“Kitty”) Yang has served as our Vice President, Secretary and a director since May 2017. Ms. Yang has served as deputy general manager of Jerash Garments since 2014, and became our Vice President, Secretary and director upon consummation of the Merger. Prior to joining us, Ms. Yang was deputy operations officer for Martino Holding Limited from 2010 until 2014, handling the operation of a business with global clientele and suppliers where her duties included liaison with customers and suppliers and human resources management. Ms. Yang was a partner at Eternity Travel Agency from 2008 until 2010, and human resources chief at Jordan Dragon Garment Co. Ltd., a listed company in Taiwan with over 4,000 employees and major customers, e.g. JC Penny, Philip Van Heusen, Liz Claiborne etc. Ms. Yang was responsible for the establishment and implementation of human resources policies and processes. Ms. Yang is fluent in English, Arabic and Chinese.

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The Board of Directors believes that as a result of Ms. Yang’s experience in both Martino Holding Limited and Jordan Dragon Garment Co. Ltd, specifically in the areas of human resources management, and liaison with overseas customers and suppliers, supported by her previous exposure in a manufacturing environment in the factory in Jordan under Dragon Garment Co. Ltd, and her proficiency in both English and Arabic, Ms. Yang will contribute greatly on the management and development of our Company.

Richard J. Shaw has served as our Chief Financial Officer since May 26, 2017. Mr. Shaw has served as the President of LogiCore Strategies, LLC, a financial and business advisory services firm, since June 2014. Mr. Shaw also has served as Chief Financial Officer of BirchBioMed, Inc., a clinical-stage biomedical company focused on the commercialization, clinical evaluation and development of anti-scarring drugs, autoimmune therapeutics/therapies and novel strategies for transplantation, since March 2016, and as Chief Financial Officer and Treasurer of Tripborn, Inc., an online travel agency that offers travel reservations and related travel services to travel agents in India, since May 2016. Previously, Mr. Shaw served as Chief Operating Officer of Roberts Office Furniture Concepts, a designer, manufacturer and remanufacturer of sustainable office furniture and workplace systems, from September 2013 to June 2016. Mr. Shaw served as Chief Financial Officer of High Peaks Hospitality, LLC, an independent hotel ownership, development construction and management company from June 2012 to August 2013, and Chief Financial Officer of Harden Furniture, Inc., a manufacturer of solid wood furniture and upholstery from May 2008 to June 2012. Mr. Shaw earned a BS in Accounting from LeMoyne College and is a Certified Public Accountant, licensed by the State of New York.

We are not party to any employment agreements or other agreements with Mr. Choi or Ms. Yang that prevent them from providing similar services to other companies in our industry, which could potentially give rise to a conflict of interest if they chose to offer their services to a competitor. However, under Delaware law, as directors, Mr. Choi and Ms. Yang owe a duty of loyalty to our stockholders, which places limits on their ability to enter into transactions that conflict with the interests of our stockholders. In the event that Mr. Choi or Ms. Yang left the Company, they would not be prevented from participating in a venture or business that competes with us.

Board Observer

On July 1, 2017, we granted Theodore Kachris certain observation rights regarding our board of directors. For his services as a board observer, Mr. Kachris will receive $12,500 annually and a warrant to purchase 50,000 shares of our common stock. Mr. Kachris is one of three managers of Shell Creek, LLC and PAT Amicus Investments, LLC, two of the selling stockholders in this offering.

 Family Relationships

There are no family relationships among any of our directors or executive officers.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our principal executive officer and principal accounting officer, but have not done so to date due to our relatively small size.

Committees of the Board of Directors

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee and to adopt charters relative to each such committee.  We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange.  In addition, we intend that at least one of our directors who serves on our audit committee will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the Securities and Exchange Commission. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the fiscal years ended March 31, 2017 and 2016 for services performed on our behalf with respect to the persons who served as our named executive officers as of March 31, 2017. Our named executive officers are Mr. Choi, Ms. Yang and Timothy G. Murphy. Mr. Choi serves as our President, Treasurer and director, and Ms. Yang serves as our Vice President, Secretary and director. Prior to our acquisition by Global Trend in May 2017, Mr. Murphy served as our President, Treasurer, Secretary, and sole director.

Summary Compensation Table

Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Choi Lin Hung	2017	—	—	—	—	—
President, Treasurer and director	2016	—	—	—	—	—
Wei (“Kitty”) Yang	2017	33,333	81,442	—	—	114,775
Vice President, Secretary and director	2016	27,119	73,000	—	—	100,119
Timothy G. Murphy	2017	—	—	—	—	—
Former President, Treasurer, Secretary and director	2016	—	—	—	—	—

In her capacity as deputy general manager of Jerash Garments, Ms. Kitty Yang received a base salary of $33,333, plus a bonus of $81,442, for total compensation of $114,775, in the fiscal year ended March 31, 2017, and base salary of $27,119, plus a bonus of $73,000, for total compensation of $100,119, in the fiscal year ended March 31, 2016. In January 2017, Ms. Yang entered into an employment agreement with our subsidiary, Jerash Garments, with respect to her services as deputy general manager. We have not entered into an employment agreement with Ms. Yang to serve as our Vice President or our Secretary. We did not otherwise award or pay, and our named executive officers and directors did not otherwise earn, any compensation with respect to our last two fiscal years ended March 31, 2017 and March 31, 2016.

We entered into a consulting agreement effective May 26, 2017 with LogiCore Strategies, LLC (“LogiCore”), pursuant to which Richard J. Shaw serves as the Company’s Chief Financial Officer. The Company compensates LogiCore for Mr. Shaw’s time at a rate of $5,000 per month. Mr. Shaw wholly owns LogiCore.

Equity Compensation Plan Information

As of October 10, 2017, we did not have any compensation plans, including individual compensation arrangements under which we could issue common stock. We intend to establish an equity incentive plan (the
“Plan”) and reserve a number of shares of common stock equal to ten percent (10%) of the total number of shares of common stock outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

As of June 30, 2017, we had a balance of an aggregate of $0 due to the overpaid dividend. On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of $6,000,000 to its parent company, Global Trend. On November 30, 2016, the Board of Directors of Global Trend declared and approved a cash dividend of $5,307,500 to its shareholders. Jerash Garments paid the dividend of $6,000,000 directly to Global Trend’s shareholders on December 14, 2016. The overpaid amount had been treated as due from shareholders and was fully collected from shareholders on May 8, 2017. The amount due from shareholders was interest-free.

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Until August 2016, substantially all of our sales were to Ford Glory, which Ford Glory then sold to the end-customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our president, director and a significant stockholder, through his wholly-owned entity, Merlotte. Pursuant to the terms of a sale and purchase agreement dated July 13, 2016 between Lee Kian Tjiauw, a significant shareholder of ours, and Victory City Investments Limited (“Victory City”), which at that time was the ultimate 51% shareholder of our predecessor entity, Global Trend (the “Sale and Purchase Agreement”), Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective since August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by us or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Mr. Choi Lin Hung, our president, director and a significant stockholder, is also a director of Victory City International Holdings Limited. Thereafter, we began conducting business directly with the end-customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory. For the first quarter of fiscal 2018 none of our net sales were made to Ford Glory and $18,771,969, or approximately 87.9%, of our net sales for the first quarter of fiscal 2018, were made directly to end-customers with the support of Ford Glory. For fiscal 2016, fiscal 2017 and the three months ended June 30, 2017, $50,195,342, $23,350,919 and $0, respectively, of our net sales were made to Ford Glory.

We also periodically purchase merchandise or raw materials from certain related party suppliers. For the first quarter of fiscal 2018, we did not purchase any of our raw materials from two related major suppliers, Value Plus and Ford Glory, respectively, and for the first quarter of fiscal 2017, we purchased $4,494,653, or approximately 83%, and $786,172, or approximately 14%, of our raw materials from these two related major suppliers, respectively. For fiscal 2017 and fiscal 2016, we purchased $6,061,202 and $26,360,929, respectively, of our raw materials from these two related major suppliers. We had no balance due to/from Ford Glory as of June 30, 2016, and accounts receivable from Ford Glory of $664,315 as of June 30, 2017. Value Plus and Ford Glory are each 49% owned by Mr. Choi Lin Hung, our director and a significant stockholder through his wholly-owned entity Merlotte.

Historically, we have received working capital advances from certain of our affiliates and related parties to fund operations and capital expenditures. As of June 30, 2017, amounts due to related parties for working capital advances consisted of $0 to Ford Glory Holdings Limited (“Ford Glory Holdings”), the parent of Ford Glory and the former indirect parent of Global Trend, and $0 to Jiangmen V-Apparel Manufacturing Ltd., a subsidiary of Ford Glory Holdings. Mr. Choi Lin Hung, our president, director and a significant stockholder, is also a director of Jiangmen V-Apparel Manufacturing Ltd. As of June 30, 2016, amounts due to related parties for working capital advances consisted of $308,731 to Ford Glory Holdings and $341,171 to Jiangmen V-Apparel Manufacturing Ltd. During fiscal 2016, the largest amount due to Ford Glory Holdings was $309,276, all of which was outstanding at March 31, 2016 as no payments of principal or interest were made during fiscal 2016. During fiscal 2016, the largest amount due to Jiangmen V-Apparel Manufacturing, Ltd. was $37,209, all of which was outstanding at March 31, 2016 as no payments of principal or interest were made during fiscal 2016. During fiscal 2017, the largest amount due to Ford Glory Holdings was $309,276 of which $0 was outstanding at March 31, 2017 as $309,276 in payments of principal were made during fiscal 2017. During fiscal 2017, the largest amount due to Jiangmen V-Apparel Manufacturing, Ltd. was $37,209 of which $0 was outstanding at March 31, 2017 as $37,209 in payments of principal were made during fiscal 2017. There were no amounts outstanding to Ford Glory Holdings or Jiangmen V-Apparel Manufacturing, Ltd at any time during the quarter ended June 30, 2017 and balances due were $0 at June 30, 2017 with no payments of principal made during the quarter. The balances due to related parties are interest-free and due upon demand. Ford Glory Holdings is 49% owned by Mr. Choi Lin Hung through his wholly-owned entity Merlotte.

Jerash Garments purchased an industrial building in Al Tajamouat Industrial City on July 31, 2000. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at this industrial building, including machinery, equipment and tools, motor vehicles, software, and the land and building, for 1,996,632.37 Jordanian dinars (approximately USD $2.8 million). Mr. Choi Lin Hung, through his wholly-owned entity Merlotte, and Mr. Lee Kian Tjiauw, a significant stockholder, together indirectly own 100% of Victory Apparel through Wealth Choice Limited. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw intend to dissolve the entity.

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Treasure Success leases its office space in Hong Kong from Ford Glory International Limited, pursuant to an agreement dated October 3, 2016 providing for rent in the amount of HK$21,600 (approximately $2,760) per month and having a one-year term with an option to extend the term for an additional year at the same rent.

Eric Tang, who is the husband of our Vice President, Secretary and director, Ms. Yang, has provided us with consulting services since 2013 primarily in sales and marketing, including playing a critical role providing consulting services in connection with our transition from receiving purchase orders from Ford Glory to receiving purchase orders directly from VF Corporation. On December 1, 2016, Mr. Tang entered into an employment agreement with our wholly-owned subsidiary, Treasure Success International Limited, to serve as our Administration Manager providing marketing advice. Mr. Tang is entitled to receive monthly compensation of HK$37,853 (approximately US$4,850). We do not consider Mr. Tang to be an executive officer of our company. Mr. Tang received aggregate compensation in the amount of HK$113,559 (approximately US$14,585) and HK$155,059 (approximately US$19,880) during the three months ended June 30, 2017 and two-year period ended March 31, 2017 in exchange for such consulting services and his employment, respectively.

In order to induce the investors in the Private Placement to waive the condition precedent to enter into the Secured Credit Facility and to consummate the initial closing and subsequent closings of the Private Placement, Mr. Choi Lin Hung, our director and a significant stockholder, together with Merlotte, his wholly-owned entity, agreed, jointly and severally, to fund, in the aggregate amount of up to US$5,000,000, the working capital, maintenance and capital costs necessary to maintain the business of Jerash Garments as currently conducted from and after the closing of the Private Placement until such time as Jerash Garments or Treasure Success obtained the Secured Credit Facility. Treasure Success entered into the Secured Credit Facility to finance the working capital needs of the Company. Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with HSBC. In addition, pursuant to an offer letter dated June 5, 2017, HSBC agreed to provide Treasure Success with a $12,000,000 invoice discounting/factoring facility. On August 21, 2017, Treasure Success and HSBC entered into the Invoice Discounting/Factoring Agreement. The Secured Credit Facility is guaranteed by our significant stockholders, Mr. Choi Lin Hung and Mr. Ng Tsze Lun, whose interests may differ from the other stockholders of the Company as a result of their personal guarantees.

Timothy Murphy, the former president, treasurer, secretary and director of Jerash Holdings (US), Inc., is the chief financial officer of Maxim Group LLC (“Maxim”). We engaged Maxim as the Placement Agent for the Private Placement. Pursuant to the terms of an engagement letter between Maxim and us, Maxim received commissions on the proceeds raised in the private placement in the aggregate amount of $243,000 and warrants (the “Maxim Warrants”). Pursuant to the terms of the engagement letter, Maxim was entitled to, and did elect to, have the Maxim Warrants issued into the names of its affiliates. In connection with the Private Placement, we issued Maxim Warrants to purchase 71,100 units, with each unit consisting of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1/10th) of one share of common stock at an exercise price of $6.25 per share for a period of five years from the issuance date), at an exercise price of $5.50 per unit. In addition to its service as our Placement Agent, Maxim also provided merger advisory services to us in connection with the Merger, for which we paid Maxim aggregate fees of $100,000.

We entered into a consulting agreement effective May 26, 2017 with LogiCore Strategies, LLC (“LogiCore”), pursuant to which Richard J. Shaw serves as the Company’s Chief Financial Officer. The Company compensates LogiCore for Mr. Shaw’s time at a rate of $5,000 per month. Mr. Shaw wholly owns LogiCore.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of October 10, 2017, concerning beneficial ownership of our common stock known to us to be held by (1) our named executive officers, (2) our directors, (3) our named executive officers and directors as a group and (4) each person or entity we know to beneficially own more than five percent of our common stock. The percentages of shares owned shown in the table below are based on 9,920,000 shares of our common stock outstanding as of October 10, 2017.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Owned(1)
Named Executive Officers and Directors:

Choi Lin Hung(2) President, Treasurer and Director	4,305,875		43.52%

Kitty Yang Vice President, Secretary and Director	—		—

Timothy G. Murphy(3) Former President, Treasurer, Secretary and Director	322,953	(4)	3.25%

All directors and executive officers as a group (3 persons)	4,628,828		46.53%

5% Stockholders:

Merlotte Enterprise Limited 19/F, Ford Glory Plaza 37-39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong	4,305,875		43.52%

Lee Kian Tjiauw Flat A, 9/F, Block 3, Regency Park 3 Wah King Road Kwai Chung, Hong Kong	3,098,031		31.31%

Ng Tsze Lun 19/F, Ford Glory Plaza 37-39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong	988,594		9.99%

(1)	Applicable percentages are based on 9,895,000 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them.
(2)	As the sole member of Merlotte Enterprise Limited, Mr. Choi may be deemed to be the beneficial owner of the 4,305,875 shares held by Merlotte.
(3)	Our former president, treasurer, secretary and director, Timothy G. Murphy may be deemed to be a beneficial owner of the securities held by Maxim Partners LLC.
(4)	Includes 47,457 shares of common stock and 4,746 shares of common stock issuable upon the exercise of warrants, which shares and warrants comprise units issuable upon the exercise of warrants that are currently exercisable or exercisable within 60 days of October 10, 2017.

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PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at prices ranging from $5.00-$6.00 per share until our shares are quoted on the OTCQB Market, and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCQB Market, the selling stockholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we intend to file to obtain a quotation on the OTCQB Market in the future. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCQB Market, nor can there be any assurance that such an application for quotation will be approved.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales;

•	transactions involving cross or block trades on any securities market where our common stock is trading;

•	through direct sales to purchasers or sales effected through agents;

•	privately negotiated transactions;

•	any combination of the foregoing; or

•	any other method permitted by law

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker dealers.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the common stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the distribution of common stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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Each selling stockholder may sell all, some or none of the securities registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of common stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Offers Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

U.S. TAX MATTERS

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SECURITIES, THE SHARES AND WARRANTS THAT COMPRISE SUCH SECURITIES AND ANY SHARES OF OUR COMMON STOCK UNDERLYING THE SECURITIES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership and disposition of our common stock and warrants, and the shares of common stock underlying the warrants. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below.

50

The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of our common stock and warrants, and the shares of common stock underlying the warrants, by particular investors, and does not address state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation (such as the estate and gift tax). In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, partnerships and other pass-through entities, dealers or traders in securities or currencies, investors that will hold securities as part of straddles, hedging transactions, conversion transactions or other integrated transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar). This discussion is limited to holders who purchase securities pursuant to this prospectus and who hold our common stock and warrants, and the shares of common stock underlying the warrants, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds the securities, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding the securities and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of securities who, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

General Principles Related to Taxation of U.S. Holders

Distributions on Shares of our Common Stock. A distribution of cash or other property (other than certain pro rata distributions of our capital stock) in respect of our common stock owned by a U.S. Holder generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of such U.S. Holder’s adjusted tax basis in such shares of our common stock, and then as capital gain (which will be treated in the manner described below under “- Sale or Other Taxable Dispositions of Securities”). In the case of certain non-corporate U.S. Holders, any distribution on shares of our common stock treated as a dividend generally will be eligible for a reduced tax rate so long as certain holding period and other requirements are met. In general, dividends paid on our common stock will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

Sale or Other Taxable Dispositions of Securities. Upon a sale, exchange or other disposition of the securities or the common stock underlying the securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such security. Any gain or loss so recognized on such security generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such security for more than one year at the time of such sale, exchange or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to non-corporate U.S. Holders with respect to payments of dividends on our common stock or the shares of common stock underlying the securities and to certain payments of proceeds on the sale or other disposition of the common stock or the shares of common stock underlying the securities. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding on payments of dividends on the common stock or the shares of common stock underlying the securities and certain payments of proceeds on the sale or other disposition of the common stock or the shares of common stock underlying the securities unless the beneficial owner furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

51

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s United States federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into the special classes of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest, “S Corporation” flow through income, dividends, and net gains from the disposition of the Securities or the securities underlying the Securities, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our securities.

LEGAL MATTERS

The validity of the securities in this offering will be passed upon for us by our counsel, Harter Secrest & Emery LLP (“HSE”), Rochester, New York. An affiliate of HSE is a stockholder of the Company and owns 57,000 shares of our common stock.

EXPERTS

Friedman LLP, our independent registered public accounting firm, has audited our financial statements for the years ended March 31, 2017 and 2016, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our securities offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file required periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.tripborn.com. You will be able to access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information to be filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material will be electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

52

JERASH HOLDINGS (US), INC.

SUBSIDIARIES AND AFFILIATE

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2017 AND 2016

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Jerash Holdings (US), Inc.

We have audited the accompanying consolidated balance sheets of Jerash Holdings (US), Inc. and Subsidiaries (collectively, the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2017. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, NY
August 18, 2017

F-2

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

	March 31,
	2017	2016

ASSETS
Current Assets:
Cash	$3,654,373	$2,823,974
Accounts receivable	2,776,314	-
Accounts receivable - related party	2,343,892	-
Other receivable - related party	336,746	-
Due from shareholders	692,500	-
Inventories	19,151,609	16,510,702
Prepaid expenses and other current assets	1,303,230	1,221,273
Total Current Assets	30,258,664	20,555,949

Restricted cash	478,388	479,609
Property, plant and equipment, net	3,160,242	3,985,388
Total Assets	$33,897,294	$25,020,946

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$10,253,053	$274,621
Accounts payable - related parties	-	5,882,673
Accrued expenses	464,476	465,599
Other payables	1,161,975	1,334,081
Due to related parties	-	346,485
Total Current Liabilities	11,879,504	8,303,459

Total Liabilities	11,879,504	8,303,459

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 15,000,000 shares authorized; 8,787,500 shares issued and outstanding	8,788	8,788
Additional paid-in capital	1,091,212	1,091,212
Statutory reserve	71,699	71,699
Retained earnings	20,537,889	15,153,000
Accumulated other comprehensive income (loss)	(8,395)	30,686
Total Jerash Holdings (US), Inc.'s Shareholders' Equity	21,701,193	16,355,385

Noncontrolling interest	316,597	362,102
Total Equity	22,017,790	16,717,487

Total Liabilities and Equity	$33,897,294	$25,020,946

The accompanying notes are an integral part of these consolidated financial statements.

F-3

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2017	2016

Revenue, net from related party	$23,350,919	$50,195,342
Revenue, net from third parties	38,689,670	2,361,908
Revenue, net	62,040,589	52,557,250
Cost of goods sold	46,636,992	39,912,094
Gross Profit	15,403,597	12,645,156

Selling, general and administrative expenses	4,705,498	3,570,172
Total Operating Expenses	4,705,498	3,570,172

Income from Operations	10,698,099	9,074,984

Other Expense:
Other expense, net	50,318	65,372
Total other expense, net	50,318	65,372

Net Income	10,647,781	9,009,612

Net loss attributable to noncontrolling interest	44,608	66,197
Net income attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$10,692,389	9,075,809

Net Income	$10,647,781	$9,009,612
Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	(39,978)	34,476
Total Comprehensive Income	10,607,803	9,044,088
Comprehensive loss attributable to noncontrolling interest	45,505	65,524
Comprehensive Income Attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$10,653,308	$9,109,612

Earnings Per Share Attributable to Common Shareholders:
Basic and diluted	$1.22	$1.03

Weighted Average Number of Shares
Basic and diluted	8,787,500	8,787,500

The accompanying notes are an integral part of these consolidated financial statements.

F-4

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED MARCH 31, 2017

					Additional			Accumulated Other
	Preferred Stock		Common Stock		Paid-in	Statutory	Retained	Comprehensive	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Reserve	Earnings	Income (Loss)	Interest	Equity
Balance at March 31, 2015	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$6,077,191	$(3,117)	$427,626	$7,673,399

Net income	-	-	-	-	-	-	9,075,809	-	(66,197)	9,009,612
Foreign currency translation gain	-	-	-	-	-	-	-	33,803	673	34,476

Balance at March 31, 2016	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$15,153,000	$30,686	$362,102	$16,717,487

Net income	-	-	-	-	-	-	10,692,389	-	(44,608)	10,647,781
Dividend distribution	-	-	-	-	-	-	(5,307,500)	-	-	(5,307,500)
Foreign currency translation loss	-	-	-	-	-	-	-	(39,081)	(897)	(39,978)

Balance at March 31, 2017	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$20,537,889	$(8,395)	$316,597	$22,017,790

The accompanying Notes are an integral part of these consolidated financial statements.

F-5

JERASH HOLDINGS (US), INC.,

SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	10,647,781	9,009,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,322,946	1,009,205
Loss on abandonment of property, plant and equipment	-	52,288
Changes in operating assets:
Accounts receivable	(2,778,320)	25,567
Account receivable - related party	(2,345,221)	-
Inventories	(2,684,465)	(2,856,274)
Prepaid expenses and other current assets	(84,682)	(294,833)
Changes in operating liabilities:
Accounts payable	9,984,792	155,080
Accounts payable - related parties	(5,871,024)	(4,799,942)
Accrued expenses	61	(119,331)
Due to related parties	(345,799)	-
Other payables	(168,807)	132,904
Net cash provided by operating activities	7,677,262	2,314,276

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(491,633)	(2,362,944)
Other receivable - related party	(336,937)	-
Net cash used in investing activities	(828,570)	(2,362,944)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend distribution	(5,307,500)	-
Due from shareholders	(692,500)
Net cash used in financing activities	(6,000,000)	-

EFFECT OF EXCHANGE RATES CHANGES ON CASH	(18,293)	5,380

NET INCREASE (DECREASE) IN CASH	830,399	(43,288)

CASH, BEGINNING OF THE YEAR	2,823,974	2,867,262

CASH, ENDING OF THE YEAR	$3,654,373	$2,823,974

The accompanying notes are an integral part of these consolidated financial statements.

F-6

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Jerash Holdings (US), Inc. (“Jerash Holdings”) is a corporation established under the laws of the State of Delaware on January 20, 2016. Jerash Holdings is a parent holding company with no operations.

Global Trend Investment Limited (“GTI”) is a limited company that was incorporated in the British Virgin Islands (“BVI”) on July 5, 2000, and is owned by two individuals and a BVI corporation, Merlotte Enterprise Limited, which is wholly owned by the Chairman of the Board of GTI and Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”). Wealth Choice Limited (“WCL”), a BVI corporation, was the former sole shareholder of GTI and the Chairman of the Board of Jerash Garments is also one of the ultimate shareholders of WCL and its subsidiaries. In September 2016, WCL transferred its ownership in GTI and its subsidiaries to Merlotte Enterprise Limited and an individual shareholder, and in October 2016, the individual shareholder transferred approximately 22% of its shares to another individual shareholder.

Jerash Garments is a wholly owned subsidiary of Jerash Holdings and was the wholly owned subsidiary of GTI prior to the Merger described below. Jerash Garments was established in Amman, the Hashemite Kingdom of Jordan (“Jordan”) as a limited liability company on November 26, 2000 with declared capital of 50,000 Jordanian Dinar (“JOD”) (approximately US$70,500).

Jerash for Industrial Embroidery Company (“Jerash Embroidery”) and Chinese Garments and Fashions Manufacturing Company Limited (“Chinese Garments”) were both incorporated in Amman, Jordan as limited liability companies on March 11, 2013 and June 13, 2013, respectively, with declared capital of JOD 50,000 each. Jerash Embroidery and Chinese Garments were initially established under the name of Jerash Garments’ nominated agent but were in fact controlled and fully funded by Jerash Garments. On January 1, 2015, the nominated agent entered into an equity transfer agreement with Jerash Garments, in which the nominated agent agreed to transfer 100% ownership interests of Jerash Embroidery and Chinese Garments to Jerash Garments (the “Equity Transfer”). Subsequent to the Equity Transfer, Jerash Embroidery and Chinese Garments became wholly owned subsidiaries of Jerash Garments. Jerash Garments, Jerash Embroidery and Chinese Garments were effectively controlled by the same Controlling Shareholders before and after the Equity Transfer. Thus, this transaction is considered as reorganization of entities under common control. The consolidations of Jerash Embroidery and Chinese Garments have been accounted for at their carrying amounts as of the beginning of the first period presented in the accompanying consolidated financial statements.

Victory Apparel (Jordan) Manufacturing Company Limited (“Victory Apparel”) was incorporated as a limited liability company in Amman, Jordan on September 18, 2005 with declared capital of JOD 50,000, as a wholly owned subsidiary of WCL. Jerash Garments is the sole user of the land, building and equipment being held by Victory Apparel and had a lease agreement with Victory Apparel related to the use of these assets before GTI and its subsidiaries were acquired by WCL in March 2012. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel has no other operating activities of its own.

Although Jerash Garments doesn’t own the equity interest of Victory Apparel, the Board of Directors of Jerash Garments controls all decision-makings for Victory Apparel and has the ability to control Victory Apparel’s financial affairs. In addition, Victory Apparel's equity at risk is not sufficient to permit it to operate without additional subordinated financial support from Jerash Garments. Based on these facts, Jerash Garments has effective control over Victory Apparel and Victory Apparel should be considered a Variable Interest Entity (“VIE”) under Accounting Standards Codification (“ASC”) 810-10-05-08A. Accordingly, Jerash Garments consolidates Victory Apparel’s operating results, assets and liabilities.

F-7

Treasure Success International Limited (“Treasure Success”) was incorporated on July 5, 2016 in Hong Kong, China, whose 100% equity interest is registered under the name of the Chairman of the Board of Jerash Garments, with the primary purpose to employ staff from China to support Jerash Garments' operations. On October 31, 2016, the Chairman of the Board of Jerash Garments transferred his 100% equity interest of Treasure Success to GTI. Treasure Success was inactive until October 2016. Treasure Success was consolidated as a VIE before October 31, 2016. The transfer was accounted for as a transfer between entities under common control.

On May 11, 2017, the shareholders of GTI contributed 100% of their outstanding capital stock in GTI to Jerash Holdings in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings. Immediately prior to this transaction, Jerash Holdings had 712,500 shares of common stock outstanding with a par value of $0.001 per share. Immediately following this transaction, GTI merged with and into Jerash Holdings, with Jerash Holdings being the surviving entity, as a result of which Jerash Holdings became the direct parent of GTI’s wholly owned subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to as the “Merger”.

The Merger was accounted for as a reverse recapitalization. Under reverse capitalization accounting, GTI is recognized as the accounting acquirer, and Jerash Holdings is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of GTI and its subsidiaries are treated as the historical financial statements of the combined company.

Consequently, the consolidated financial statements of Jerash Holdings reflect the operations of the accounting acquirer and a recapitalization of the equity of the accounting acquirer. These consolidated financial statements include the accounts of GTI, its subsidiaries and its VIE, Victory Apparel since inception.

Jerash Holdings, GTI, its subsidiaries and VIE (herein collectively referred to as the “Company”) are engaged in manufacturing and exporting customized ready-made apparel for large brand-name retailers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of GTI and its subsidiaries and VIE. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with accounting standards regarding the consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIEs. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

As described in Note 1, management of the Company has concluded that Victory Apparel is a VIE, and that Jerash Garments is considered the primary beneficiary because it absorbs the risks and rewards of Victory Apparel; therefore, GTI consolidates Victory Apparel for financial reporting purposes. Noncontrolling interests result from the consolidation of Victory Apparel, which is 100% owned by WCL.

F-8

The following table sets forth the carrying amounts of the assets and liabilities of the VIE, Victory Apparel, which was included in the Company’s consolidated balance sheets:

	March 31, 2017	March 31, 2016
Current assets	$2,096	$2,135
Intercompany receivables*	321,317	471,662
Non-current assets	-	205,850
Total assets	323,413	679,647

Third party current liabilities	(6,815)	(8,270)
Due to related party – Ford Glory Holdings Limited	-	(309,275)
Total liabilities	(6,815)	(317,545)
Net assets	$316,598	$362,102

* Receivables from Jerash Garments are eliminated upon consolidation.

Victory Apparel did not generate any income but incurred certain expenses for each of the years ended March 31, 2017 and 2016. The loss was $44,608 and $66,197 for the fiscal years ended March 31, 2017 and 2016, respectively.

 Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include allowance for doubtful accounts, valuation of inventory reserve and useful lives of buildings and other property. Actual results could differ from these estimates.

Cash

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of March 31, 2017 and 2016, the Company had no cash equivalents.

Restricted Cash

Restricted cash consists of cash used as security deposits to open its bank accounts and to secure custom clearance under the requirements of local regulations. The Company is required to keep certain amounts on deposit that are subject to withdrawal restrictions. These security deposits at the bank are refundable only when the bank accounts are closed. The restricted cash is classified as a non-current asset since the Company has no intention to close these bank accounts within one year.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management's best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management's estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of March 31, 2017 and 2016.

F-9

Inventories

Inventories are stated at the lower of cost or market value. Inventories include cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is determined using the First-in, First-out (“FIFO”) method. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, reduced by accumulated depreciation and amortization. Depreciation and amortization expense related to property, plant and equipment is computed using the straight-line method based on estimated useful lives of the assets, or in the case of leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from items of property, plant and equipment. The estimated useful lives of depreciation and amortization of the principal classes of assets are as follows:

Useful life
Land	Infinite
Property and buildings	15 years
Equipment and machinery	3-5 years
Office and electronic equipment	3-5 years
Automobiles	5 years
Leasehold improvements	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and comprehensive income.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the years ended March 31, 2017 and 2016.

Revenue Recognition

Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable, and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.

F-10

Advertising Costs

Advertising costs are expensed as incurred and totaled $598 and $3,848 for the years ended March 31, 2017 and 2016, respectively.

Shipping and Handling

Proceeds collected from customers for shipping and handling costs are included in revenues. Shipping and handling costs are expensed as incurred and are included in operating expenses, as a part of selling, general and administrative expenses, in the Company’s consolidated statements of income and comprehensive income. Total shipping and handling expenses were $503,818 and $407,293 for the years ended March 31, 2017 and 2016, respectively.

Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. Jerash Holdings was incorporated in the State of Delaware and is subject to federal income tax in the United States of America. GTI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI. Treasure Success was registered in Hong Kong and has no operating profit for current tax liabilities. Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are subject to the regulations of Income Tax Department in Jordan. The corporate income tax rate is 14% for the industrial sector. In accordance with the Investment Encouragement Law, Jerash Garments' export sales to overseas customers is entitled to a 100% income tax exemption for a period of 10 years commencing at the first day of production, and the exemption have been extended for 5 years until December 31, 2018. Jerash Garments can apply for further extension of the tax exemption upon expiration. Income tax expenses of Jerash Garments totaling $1,536,474 and $1,261,539 were exempted for the years ended March 31, 2017 and 2016, respectively. Per share effect of the tax exemption were $0.17 and $0.14 for the years ended March 31, 2017 and 2016, respectively.

Local sales of Jerash Garments are subject to income tax at a fixed rate of 14%. No tax provision was provided for the years ended March 31, 2017 and 2016 since there was no net income generated from local sales.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the Company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carry forwards. Under this accounting standard, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Deferred income taxes were immaterial, and accordingly, no deferred tax assets or liabilities were recognized as of March 31, 2017 and 2016.

ASC 740 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income. Jordan income tax returns prior to 2013 are not subject to examination by any applicable tax authorities.

F-11

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar and the Company uses the Jordanian Dinar (“JOD”) as its functional currency, except Treasure Success, which uses the Hong Kong Dollar (“HKD”) as its functional currency. The assets and liabilities of the Company have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date, equity accounts have been translated at historical rates, and revenue and expenses have been translated into U.S. dollars using average exchange rates in effect during the reporting period. Cash flows are also translated at average translation rates for the periods, therefore, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred, and were immaterial for the years ended March 31, 2017 and 2016.

The value of JOD against US$ and other currencies may fluctuate and is affected by, among other things, changes in the Jordan’s political and economic conditions. Any significant revaluation of JOD may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2017		March 31, 2016
Year-end spot rate	US$	1=JOD 0.7090	US$	1=JOD 0.7072
	US$	1=HKD 0.1287	US$	1=HKD 0.1289
Average rate	US$	1=JOD 0.7086	US$	1=JOD 0.7088
	US$	1=HKD 0.1289	US$	1=HKD 0.1290

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no anti-dilutive effect for the years ended March 31, 2017 and 2016.

 Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in JOD or HKD to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Quoted prices in active markets for identical assets and liabilities.

•	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

F-12

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, including restricted cash, accounts receivable, due from shareholders, accounts payable, accrued expenses, other payables and due to related parties to approximate the fair value of the respective assets and liabilities at March 31, 2017 and 2016 based upon the short-term nature of these assets and liabilities.

Concentrations and Credit Risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of March 31, 2017 and 2016, $3,654,373 and $2,823,974 of the Company’s cash were on deposit at financial institutions in the JOD where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company's assessment of its customers' creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

Prior to August 2016, substantially all of the Company’s sales were made to end-customers through its affiliate (see Note 7) that are located primarily in the United States (see Note 8). Thereafter, the Company began to sell directly to the end-customers. The Company’s operating results could be adversely affected by the government policy on exporting business, foreign exchange rate fluctuations, and change of local market conditions. The Company has a concentration of its revenues and purchases with specific customers and suppliers. For the fiscal years ended March 31, 2017 and 2016, one end-customer accounted for 79% and 85% of total revenue. However, for the fiscal year ended March 31, 2016, a significant amount of the Company’s sales and purchases were made through its related parties (see Note 7). As of March 31, 2017, one customer accounted for 94% of total accounts receivable balance, respectively.

For the fiscal year ended March 31, 2017, the Company purchased approximately 64% and 24% of its raw materials from two major suppliers, Onset Time Limited ("ONSET") and Value Plus (Macao Commercial Offshore) Limited (“VPMCO”). VPMCO and Ford Glory International Limited (“FGIL”) are related parties of the Company (see Note 7). For the fiscal year ended March 31, 2016, the Company purchased approximately 77% and 23% of its raw materials from these two related major suppliers, VPMCO and FGIL, respectively. As of March 31, 2017, accounts payable to one major supplier accounted for 96% of the total accounts payable balance.

A loss of either of these customers or suppliers could adversely affect the operating results or cash flows of the Company.

Risks and Uncertainties

The principal operations of the Company are located in Jordan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Jordan, as well as by the general state of the Jordanian economy. The Company’s operations in Jordan are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Jordan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

F-13

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), and for all other entities, ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations: Simplifying the Accounting for Measurement Period Adjustments”. ASU No. 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2015, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU. Earlier application is permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted. The amendments in this ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

F-14

In February 2016, the FASB issued ASU No. 2016-02, "Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 "Leases" to replace the previous ASC 840 "Leases." ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows”. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4)Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim reporting periods within fiscal years beginning after December 15, 2019. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory”, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. For public business entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. For all other entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The amendments in this ASU should be adopted on a modified retrospective basis. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”. The amendments affect reporting entities that are required to evaluate whether they should consolidate a variable interest entity in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

F-15

In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash", which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this guidance will increase cash and cash equivalents by the amount of the restricted cash on the Company's consolidated statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business". The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets” to clarify the scope of Subtopic 610-20 and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

F-16

3. INVENTORIES

Inventories consisted of the following:

	As of	As of
	March 31, 2017	March 31, 2016
Raw materials	$4,884,583	$2,704,906
Raw materials in transit	4,380,618	3,411,070
Work-in-progress	1,493,258	1,012,901
Finished goods	8,393,150	9,381,825
Total inventory	$19,151,609	$16,510,702

An inventory allowance was not considered necessary as of March 31, 2017 and 2016.

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of March 31, 2017	As of March 31, 2016
Land	$61,078	$61,234
Property and buildings	432,562	433,666
Equipment and machinery	4,370,095	4,516,145
Office and electric equipment	472,918	702,261
Automobiles	302,174	320,583
Leasehold improvements	1,358,639	1,120,225
Subtotal	6,998,016	7,154,114
Construction in progress	206,246	186,224
Less: Accumulated Depreciation and Amortization	(4,044,020)	(3,354,950)
Property and Equipment, Net	$3,160,242	$3,985,388

Depreciation and amortization expense was $1,322,946 and $1,009,205 for the fiscal years ended March 31, 2017 and 2016, respectively.

Construction in progress represents costs of construction incurred for the Company's new project, which is expected to be completed before the end of calendar year 2017.

5. EQUITY

Preferred Stock

The Company has 500,000 authorized shares of preferred stock with a par value of $0.001 per share, and with none issued and outstanding as of March 31, 2017 and 2016. The preferred stock shall be issued by the Board of Directors of Jerash Holdings in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors may determine from time to time.

Statutory Reserve

In accordance with the Corporate Law in Jordan, Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As of both March 31, 2017 and 2016, the consolidated balance of the statutory reserve was $71,699.

F-17

6. CASH DIVIDEND

On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of $6,000,000 to its parent company, GTI. On November 30, 2016, the Board of Directors of GTI declared and approved a cash dividend of $5,307,500 to its shareholders. Jerash Garments paid the dividend of $6,000,000 directly to GTI’s shareholders on December 14, 2016. The overpaid amount had been treated as due form shareholders (see Note 7) and was fully collected from shareholders on May 8, 2017. The amount due from shareholders was interest-free.

7. RELATED PARTY TRANSACTIONS

The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to the Company	Nature of Transactions
Ford Glory Holdings Limited (“FGH”)	Intermediate Shareholder of GTI	Working Capital Advances
Ford Glory International Limited, or FGIL	Affiliate, subsidiary of FGH	Sales / Purchases
Value Plus (Macao Commercial Offshore) Limited, or VPMCO	Affiliate, subsidiary of FGH	Purchases
Jiangmen V-Apparel Manufacturing Limited	Affiliate, subsidiary of FGH	Working Capital Advances
Wealth Choice Limited, or WCL	Shareholder of Victory Apparel	Working Capital Advances

Pursuant to the terms of a sale and purchase agreement between one of the Company’s current individual shareholders and Victory City Investments Limited, the ultimate 51% shareholder of FGIL, dated July 13, 2016 (the “Sale and Purchase Agreement”), and effective since August 1, 2016, all rights, interests and benefits of any contracts that FGIL had at that time with any of the Company’s customers for products manufactured or to be manufactured by the Company, together with the costs and obligations relating to those contracts were transferred to the Company. Thereafter, the Company began to sell directly to the end-customers and no longer through its affiliate, FGIL.

Related party balances:

a.	Accounts receivable – related party:

Accounts receivable from related party in connection with the collection of accounts receivable from end-customers on behalf of the Company due to the support arrangement during the transition period as described below (see a. Sales to related party) consisted of the following:

	As of March 31, 2017	As of March 31, 2016
FGIL	$2,343,892	$-

b.	Other receivable – related party:

	As of March 31, 2017	As of March 31, 2016
WCL	$336,746	$-

The balance due from WCL is interest-free and due upon demand. The balance as of March 31, 2017 has been fully collected from WCL on June 15, 2017.

F-18

c.	Due from shareholders:

	As of March 31, 2017	As of March 31, 2016
Two individual shareholders	$353,175	$-
Merlotte Enterprise Limited	339,325	-
	$692,500	$-

The balance as of March 31, 2017 has been fully collected from shareholders on May 8, 2017.

d.	Accounts payable – related party:

Accounts payable to related party in connection with purchase transactions consisted of the following:

	As of March 31, 2017	As of March 31, 2016
FGIL	$-	$5,882,673

e.	Due to related parties:

Amounts due to related parties for working capital advances consisted of the followings:

	As of March 31, 2017	As of March 31, 2016
FGH	$-	$309,276
Jiangmen V-Apparel Manufacturing Ltd.	-	37,209
	$-	$346,485

The balances due to related parties are interest-free and due upon demand.

Related party transactions:

a.	Sales to related party:

Before August 2016, the Company sold merchandise to end-customers through its affiliate during the ordinary course of business. The sales made to related party consists of the following:

	For the years ended March 31,
	2017	2016
FGIL	$23,350,919	$50,195,342

Pursuant to the Sale and Purchase Agreement the Company has all rights, interests and benefits of the sales agreements signed with end-customers since August 2016, together with the costs and obligations of those shall all belong to the Company. During the transition period, the Company’s affiliate supports the Company to complete the transition with no additional fees charged. For the year ended March 31, 2017, $32,646,365 of sales was made with the support from FGIL with no profit earned and no fee charged by FGIL.

F-19

b.	Purchases from related parties:

Before August 2016, the Company periodically purchased merchandise or raw materials from its affiliates during the ordinary course of business. The purchases from related parties consist of the following:

	For the years ended March 31,
	2017	2016
VPMCO	$5,161,134	$20,350,780
FGIL	919,459	6,010,149
	$6,061,202	$26,360,929

For the year ended March 31, 2017, $2,162,525 and $562,644 of purchases were made with the support from VPMCO and FGIL with no profit earned and no fee charged, respectively.

8. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of the Company’s products. The Company’s major product is outerwear. For the years ended March 31, 2017 and 2016, outerwear accounted for approximately 90.4% and 95.1% of total revenue. Based on management's assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following table summarizes sales by geographic areas for the years ended March 31, 2017 and 2016, respectively.

	For the years ended
	March 31, 2017	March 31, 2016
United States	$55,778,784	$49,989,326
Jordan	5,968,607	2,361,908
Other countries	293,198	206,016
Total	$62,040,589	$52,557,250

All long-lived assets were located in Jordan as of March 31, 2017 and 2016.

9. COMMITMENTS AND CONTINGENCIES

Rent Commitment

The Company leases two manufacturing facilities under operating leases. Operating lease expense amounted to $1,143,252 and $936,094 for the fiscal years ended March 31, 2017 and 2016, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:

Twelve months ended March 31,
2018	$782,574
2019	81,419
2020 and thereafter	-
Total	$863,993

The Company has seventeen operating leases for its facilities that require monthly payments ranging between $247 and $28,695, and are renewable on an annual basis.

F-20

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would not have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

10. SUBSEQUENT EVENTS

On May 15, 2017, we conducted the initial closing of a private placement for the sale of an aggregate of 540,000 shares of common stock and warrants exercisable for up to 54,000 shares of common stock to ten accredited investors. Fifty percent of the shares (270,000 shares) purchased in the initial closing were sold by one of our shareholders at $4.99 per share, the remaining fifty percent of the shares (270,000 shares) were issued by us. Each share was sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 540,000 five-year warrants were issued at $0.01 per warrant to purchase up to 54,000 shares of our common stock at an exercise price per full share equal to $6.25. We received aggregate gross proceeds of $1,352,700 for the shares and warrants issued and sold in the initial closing of private placement.

On May 15, 2017, Jerash Holdings issued warrants to the designees of the placement agent in the above private placement to purchase 48,600 units, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of $6.25 per share for a period of five years from the issuance date), at an exercise price of $5.50 per unit.

On May 15, 2017, Jerash Holdings also issued a five-year warrant to purchase up to 50,000 shares of its common stock pursuant to a letter agreement with one of its director observers. The warrant has an exercise price of $5.00 per share, and may be converted by means of “cashless” exercise during the term of the warrant. This warrant may be exercised any time after issuance through and including the five year anniversary of the issuance date.

Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with Hong Kong and Shanghai Banking Corporation (“HSBC”). In addition, pursuant to an offer letter dated June 5, 2017, HSBC offered to provide Treasure Success with a $12,000,000 factoring facility, subject to completion of final documentation. The import credit and factoring facilities are collectively referred to as the “Senior Credit Facility.” The Senior Credit Facility is guaranteed by Jerash Holdings, Jerash Garments, as well as the Company’s two individual shareholders. In addition, the Senior Credit Facility requires cash and other investment security collateral of $3,000,000. HSBC provided that drawings under the Senior Credit Facility would be charged interest at the Hong Kong Interbank Offered Rate (“HIBOR”) plus 1.5% for drawings in Hong Kong dollars, and the London Interbank Offered Rate (“LIBOR”) plus 1.5% for drawings in other currencies. The Senior Credit Facility will also contain certain service charges and other commissions and fees.

On August 1, 2017, the Company entered into a securities purchase agreement to sell in a private placement an aggregate of 200,000 shares of common stock and warrants exercisable for up to 20,000 shares of common stock to one accredited investor. Fifty percent of the shares (100,000 shares) purchased in the closing will be sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (100,000 shares) will be issued by Jerash Holdings. Each share is being sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 200,000 five-year warrants will be issued at $0.01 per warrant to purchase up to 20,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company expects to receive net proceeds of $451,000 for the shares and warrants issued and sold in the closing of this private placement. The private placement is expected to close on August 18, 2017, subject to customary closing conditions.

These consolidated financial statements were approved by management and available for issuance on August 18, 2017. The Company evaluated subsequent events through this date.

F-21

JERASH HOLDINGS (US), INC.,

SUBSIDIARIES AND AFFILIATE

TABLE OF CONTENTS

PAGE

Condensed Consolidated Financial Statements (unaudited):

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2017 and March 31, 2017	F-23

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income for the Three Months Ended June 30, 2017 and 2016	F-34

Unaudited Condensed Consolidated Statements of Changes in Equity for the Three Months Ended June 30, 2017 and 2016	F-35

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2017 and 2016	F-36

Notes to Unaudited Condensed Consolidated Financial Statements	F-27

F-22

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	March 31,
	2017	2017

ASSETS
Current Assets:
Cash	$1,459,127	$3,654,373
Accounts receivable	18,056,326	2,776,314
Accounts receivable- related party	664,315	2,343,892
Other receivable - related party	-	336,746
Due from shareholders	-	692,500
Inventories	15,568,525	19,151,609
Prepaid expenses and other current assets	1,151,171	1,303,230
Total Current Assets	36,899,464	30,258,664
Restricted cash	477,981	478,388
Property, plant and equipment, net	3,054,667	3,160,242
Total Assets	$40,432,112	$33,897,294

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$12,262,109	$10,253,053
Accrued expenses	515,814	464,476
Other payables	1,139,593	1,161,975
Total Current Liabilities	13,917,516	11,879,504
Total Liabilities	13,917,516	11,879,504

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 15,000,000 shares authorized; 9,770,000 shares and 8,787,500 shares issued and outstanding as of June 30, 2017 and March 31, 2017, respectively	9,770	8,788
Additional paid-in capital	2,180,680	1,091,212
Statutory reserve	71,699	71,699
Retained earnings	23,969,379	20,537,889
Accumulated other comprehensive loss	(30,442)	(8,395)
Total Jerash Holdings (US), Inc.'s Shareholder's Equity	26,201,086	21,701,193
Noncontrolling interest	313,510	316,597
Total Equity	26,514,596	22,017,790
Total Liabilities and Equity	$40,432,112	$33,897,294

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,
	2017	2016

Revenue, net from related party	$-	$18,469,898
Revenue, net from third parties	21,350,158	36,357
Revenue, net	21,350,158	18,506,255
Cost of goods sold	16,497,614	14,715,236
Gross Profit	4,852,544	3,791,019

Selling, general and administrative expenses	1,417,556	945,683
Total Operating Expenses	1,417,556	945,683

Income from Operations	3,434,988	2,845,336

Other Expense:
Other expense, net	6,316	18,471
Total other expense, net	6,316	18,471

Net Income	3,428,672	2,826,865

Net loss attributable to noncontrolling interest	2,818	14,621
Net income attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$3,431,490	$2,841,486

Net Income	$3,428,672	$2,826,865
Other Comprehensive Loss:
Foreign currency translation loss	(22,316)	(28,383)
Total Comprehensive Income	3,406,356	2,798,482
Comprehensive loss attributable to noncontrolling interest	3,087	15,261
Comprehensive Income Attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$3,409,443	$2,813,743

Earnings Per Share Attributable to Common Shareholders:
Basic and diluted	$0.37	$0.32

Weighted Average Number of Shares
Basic and diluted	9,315,467	8,787,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-24

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016

(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid-in	Statutory	Retained	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Reserve	Earnings	Loss	Interest	Total Equity
Balance at March 31, 2017	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$20,537,889	$(8,395)	$316,597	$22,017,790

Reverse recapitalization	-	-	712,500	712	288	-	-	-	-	1,000
Private placement - common stock and warrants issued, net of stock issuance costs of $379,828	-	-	270,000	270	972,602	-	-	-	-	972,872
Stock-based compensation expense for the warrant issued to the board observer					116,578					116,578
Net income	-	-	-	-	-	-	3,431,490	-	(2,818)	3,428,672
Foreign currency translation loss	-	-	-	-	-	-	-	(22,047)	(269)	(22,316)

Balance at June 30, 2017 (unaudited)	-	$-	9,770,000	$9,770	$2,180,680	$71,699	$23,969,379	$(30,442)	$313,510	$26,514,596

Balance at March 31, 2016	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$15,153,000	$30,686	$362,102	$16,717,487

Net income	-	-	-	-	-	-	2,841,486	-	(14,621)	2,826,865
Foreign currency translation loss	-	-	-	-	-	-	-	(27,743)	(640)	(28,383)

Balance at June 30, 2016 (unaudited)	-	$-	8,787,500	$8,788	$1,091,212	$71,699	$17,994,486	$2,943	$346,841	$19,515,969

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-25

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	3,428,672	2,826,865
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	287,784	351,129
Stock-based compensation expense	116,578	-
Changes in operating assets:
Accounts receivable	(15,282,375)	1,190
Accounts receivable- related party	1,677,582	(1,626,401)
Inventories	3,566,791	4,636,343
Prepaid expenses and other current assets	(88,249)	68,999
Changes in operating liabilities:
Accounts payable	2,017,779	(109,889)
Accounts payable - related parties	-	(5,867,199)
Accrued expenses	51,737	(11,206)
Due to related parties	-	(37,136)
Other payables	(21,397)	182,793
Net cash (used in) provided by operating activities	(4,245,098)	415,488

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(184,898)	(215,654)
Other receivable - related party	336,746	-
Net cash provided by (used in) investing activities	151,848	(215,654)

CASH FLOWS FROM FINANCING ACTIVITIES
Due from shareholders	692,500	-
Net proceeds from private placement	1,211,707	-
Net cash provided by investing activities	1,904,207	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6,203)	(4,904)

NET (DECREASE) INCREASE IN CASH	(2,195,246)	194,930

CASH, BEGINNING OF THE PERIOD	3,654,373	2,823,974

CASH, END OF THE PERIOD	$1,459,127	$3,018,904

Non-cash financing activities
Warrants issued to placement agent in connection with the private placement	$107,990	$-
Prepaid stock issuance cost netted with proceeds from private placement	$239,105	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-26

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Jerash Holdings (US), Inc. (“Jerash Holdings”) is a corporation established under the laws of the State of Delaware on January 20, 2016. Jerash Holdings is a parent holding company with no operations.

Global Trend Investment Limited (“GTI”) was a limited company that was incorporated in the British Virgin Islands (“BVI”) on July 5, 2000, and was owned by two individuals and a BVI corporation, Merlotte Enterprise Limited, which was wholly owned by the Chairman of the Board of GTI and Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”). Wealth Choice Limited (“WCL”), a BVI corporation, was the former sole shareholder of GTI and the Chairman of the Board of Jerash Garments is also one of the ultimate shareholders of WCL and its subsidiaries. In September 2016, WCL transferred its ownership in GTI and its subsidiaries to Merlotte Enterprise Limited and an individual shareholder, and in October 2016, the individual shareholder transferred approximately 22% of his shares to another individual shareholder.

Jerash Garments is a wholly owned subsidiary of Jerash Holdings and was the wholly owned subsidiary of GTI prior to the Merger described below. Jerash Garments was established in Amman, the Hashemite Kingdom of Jordan (“Jordan”) as a limited liability company on November 26, 2000 with declared capital of 50,000 Jordanian Dinar (“JOD”) (approximately US$70,500).

Jerash for Industrial Embroidery Company (“Jerash Embroidery”) and Chinese Garments and Fashions Manufacturing Company Limited (“Chinese Garments”) were both incorporated in Amman, Jordan as limited liability companies on March 11, 2013 and June 13, 2013, respectively, with declared capital of JOD 50,000 each. Jerash Embroidery and Chinese Garments were initially established under the name of Jerash Garments’ nominated agent but were in fact controlled and fully funded by Jerash Garments. On January 1, 2015, the nominated agent entered into an equity transfer agreement with Jerash Garments, in which the nominated agent agreed to transfer 100% ownership interests of Jerash Embroidery and Chinese Garments to Jerash Garments (the “Equity Transfer”). Subsequent to the Equity Transfer, Jerash Embroidery and Chinese Garments became wholly owned subsidiaries of Jerash Garments. Jerash Garments, Jerash Embroidery and Chinese Garments were effectively controlled by the same Controlling Shareholders before and after the Equity Transfer. Thus, this transaction is considered as reorganization of entities under common control. The consolidations of Jerash Embroidery and Chinese Garments have been accounted for at their carrying amounts as of the beginning of the first period presented in the accompanying consolidated financial statements.

Victory Apparel (Jordan) Manufacturing Company Limited (“Victory Apparel”) was incorporated as a limited liability company in Amman, Jordan on September 18, 2005 with declared capital of JOD 50,000, as a wholly owned subsidiary of WCL. Jerash Garments is the sole user of the land, building and equipment being held by Victory Apparel and had a lease agreement with Victory Apparel related to the use of these assets before GTI and its subsidiaries were acquired by WCL in March 2012. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel has no other operating activities of its own.

Although Jerash Garments doesn’t own the equity interest of Victory Apparel, the Board of Directors of Jerash Garments controls all decision-makings for Victory Apparel and has the ability to control Victory Apparel’s financial affairs. In addition, Victory Apparel's equity at risk is not sufficient to permit it to operate without additional subordinated financial support from Jerash Garments. Based on these facts, Jerash Garments has effective control over Victory Apparel and Victory Apparel should be considered a Variable Interest Entity (“VIE”) under Accounting Standards Codification (“ASC”) 810-10-05-08A. Accordingly, Jerash Garments consolidates Victory Apparel’s operating results, assets and liabilities.

F-27

Treasure Success International Limited (“Treasure Success”) was incorporated on July 5, 2016 in Hong Kong, China, whose 100% equity interest is registered under the name of the Chairman of the Board of Jerash Garments, with the primary purpose to employ staff from China to support Jerash Garments' operations. On October 31, 2016, the Chairman of the Board of Jerash Garments transferred his 100% equity interest of Treasure Success to GTI. Treasure Success was inactive until October 2016. Treasure Success was consolidated as a VIE before October 31, 2016. The transfer was accounted for as a transfer between entities under common control.

On May 11, 2017, the shareholders of GTI contributed 100% of their outstanding capital stock in GTI to Jerash Holdings in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings. Immediately prior to this transaction, Jerash Holdings had 712,500 shares of common stock outstanding with a par value of $0.001 per share. Immediately following this transaction, GTI merged with and into Jerash Holdings, with Jerash Holdings being the surviving entity, as a result of which Jerash Holdings became the direct parent of GTI’s wholly owned subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to as the “Merger”.

The Merger was accounted for as a reverse recapitalization. Under reverse capitalization accounting, GTI is recognized as the accounting acquirer, and Jerash Holdings is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of GTI and its subsidiaries are treated as the historical financial statements of the combined company.

Consequently, the consolidated financial statements of Jerash Holdings reflect the operations of the accounting acquirer and a recapitalization of the equity of the accounting acquirer. These consolidated financial statements include the accounts of GTI, its subsidiaries and its VIE, Victory Apparel since inception.

Jerash Holdings, GTI, its subsidiaries and VIE (herein collectively referred to as the “Company”) are engaged in manufacturing and exporting customized ready-made apparel for large brand-name retailers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the fiscal year ended March 31, 2017.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company's financial position as of June 30, 2017, its results of operations and its cash flows for the three months ended June 30, 2017 and 2016, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of Jerash Holdings, its subsidiaries and VIE. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with accounting standards regarding consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIEs. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

F-28

As described in Note 1, management of the Company has concluded that Victory Apparel is a VIE, and that Jerash Garments is considered the primary beneficiary because it absorbs the risks and rewards of Victory Apparel; therefore, GTI consolidates Victory Apparel for financial reporting purposes. Noncontrolling interests result from the consolidation of Victory Apparel, which is 100% owned by WCL.

The following table sets forth the carrying amounts of the assets and liabilities of the VIE, Victory Apparel, which was included in the Company’s consolidated balance sheets:

	June 30, 2017	March 31, 2017
Current assets	$2,094	$2,096
Intercompany receivables*	315,407	321,317
Total assets	317,501	323,413

Third party current liabilities	(3,991)	(6,815)
Total liabilities	(3,991)	(6,815)
Net assets	$313,510	$316,598

* Receivables from Jerash Garments are eliminated upon consolidation.

Victory Apparel did not generate any income but incurred certain expenses for each of the three-month periods ended June 30, 2017 and 2016. The loss was $2,818 and $14,621 for the three months ended June 30, 2017 and 2016, respectively.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include allowance for doubtful accounts, valuation of inventory reserve and useful lives of buildings and other property. Actual results could differ from these estimates.

Cash

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the original date of purchase to be cash equivalents. As of June 30, 2017 and March 31, 2016, the Company had no cash equivalents.

Restricted Cash

Restricted cash consists of cash used as security deposits to open its bank accounts and to secure custom clearance under the requirements of local regulations. The Company is required to keep certain amounts on deposit that are subject to withdrawal restrictions. These security deposits at the bank are refundable only when the bank accounts are closed. The restricted cash is classified as a non-current asset since the Company has no intention to close these bank accounts within one year.

F-29

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management's best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management's estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of June 30, 2017 and March 31, 2016.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventories include cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is determined using the First-in, First-out (“FIFO”) method. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, reduced by accumulated depreciation and amortization. Depreciation and amortization expense related to property, plant and equipment is computed using the straight-line method based on estimated useful lives of the assets, or in the case of leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from items of property, plant and equipment. The estimated useful lives of depreciation and amortization of the principal classes of assets are as follows:

Useful life
Land	Infinite
Property and buildings	15 years
Equipment and machinery	3-5 years
Office and electronic equipment	3-5 years
Automobiles	5 years
Leasehold improvements	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of income and comprehensive income.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the three months ended June 30, 2017 and 2016.

F-30

Revenue Recognition

Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable, and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.

Shipping and Handling

Proceeds collected from customers for shipping and handling costs are included in revenues. Shipping and handling costs are expensed as incurred and are included in operating expenses, as a part of selling, general and administrative expenses, in the Company’s unaudited condensed consolidated statements of income and comprehensive income. Total shipping and handling expenses were $124,951 and $113,663 for the three months ended June 30, 2017 and 2016, respectively.

Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. Jerash Holdings was incorporated in the State of Delaware and is subject to federal income tax in the United States of America. GTI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI. Treasure Success was registered in Hong Kong and has no operating profit for current tax liabilities. Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are subject to the regulations of Income Tax Department in Jordan. The corporate income tax rate is 14% for the industrial sector. In accordance with the Investment Encouragement Law, Jerash Garments' export sales to overseas customers is entitled to a 100% income tax exemption for a period of 10 years commencing at the first day of production, and the exemption have been extended for 5 years until December 31, 2018. Jerash Garments can apply for further extension of the tax exemption upon expiration. Income tax expenses of Jerash Garments totaling $504,675 and $395,761 for the three months ended June 30, 2017 and 2016, respectively. Per share effect of the tax exemption were $0.05 and $0.05 for each of the three months ended June 30, 2017 and 2016.

Local sales of Jerash Garments are subject to income tax at a fixed rate of 14%. No tax provision was provided for the three months ended June 30, 2017 and 2016 since there was no net income generated from local sales.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the Company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carry forwards. Under this accounting standard, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Deferred income taxes were immaterial, and accordingly, no deferred tax assets or liabilities were recognized as of June 30, 2017 and March 31, 2017.

ASC 740 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income. Jordan income tax returns prior to 2013 are not subject to examination by any applicable tax authorities.

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Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar and the Company uses the Jordanian Dinar (“JOD”) as its functional currency, except Treasure Success, which uses the Hong Kong Dollar (“HKD”) as its functional currency. The assets and liabilities of the Company have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date, equity accounts have been translated at historical rates, and revenue and expenses have been translated into U.S. dollars using average exchange rates in effect during the reporting period. Cash flows are also translated at average translation rates for the periods, therefore, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred, and were immaterial for the three months ended June 30, 2017 and 2016.

The value of JOD against US$ and other currencies may fluctuate and is affected by, among other things, changes in the Jordan’s political and economic conditions. Any significant revaluation of JOD may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	June 30, 2017	March 31, 2017	June 30, 2016
Period-end spot rate	US$1=JOD 0.7096	US$1=JOD 0.7090	US$1=JOD 0.7085
	US$1=HKD 0.1281	US$1=HKD 0.1287	Not Applicable
Average rate	US$1=JOD 0.7096	US$1=JOD 0.7086	US$1=JOD 0.7086
	US$1=HKD 0.1284	US$1=HKD 0.1289	Not Applicable

Stock-Based Compensation

The Company measures compensation expense for stock-based awards to employees, non-employee contractors and directors based upon the awards’ initial grant-date fair value. The estimated grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method. The fair value of awards to non-employees is then marked-to-market each reporting period until vesting criteria are met.

The Company estimates the fair value of stock warrants using a Black-Scholes model. This model is affected by the Company’s stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the warrant, expected risk-free rates of return, the expected volatility of the Company’s common stock, and expected dividend yield, each of which is more fully described below.

•	Expected Term: The Company expected term of a warrant is the period of time that the warrant is expected to be outstanding.

•	Risk-free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes model on the implied yield at the grant date of the U.S. Treasury zero-coupon issue with an equivalent term to the stock-based award being valued. Where the expected term of a stock-based award does not correspond with the term for which a zero coupon interest rate is quoted, the Company uses the nearest interest rate from the available maturities.

•	Expected Stock Price Volatility: The Company utilizes comparable public company volatility over the same period of time as the life of the warrant.

•	Dividend Yield: Because the Company does not expect to pay a dividend in the foreseeable future, a 0% dividend yield was used in valuing the stock-based awards.

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Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Diluted EPS calculation takes into account the shares that may be issued upon exercise of stock warrants, reduced by shares that may be repurchased with the funds received from the exercise, based on the average price during the period. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no anti-dilutive effect for the three months ended June 30, 2017 and 2016.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in JOD or HKD to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Quoted prices in active markets for identical assets and liabilities.

•	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, including restricted cash, accounts receivable, accounts payable, accrued expenses, other payables and due to related parties to approximate the fair value of the respective assets and liabilities at June 30, 2017 and March 31, 2017 based upon the short-term nature of these assets and liabilities.

Concentrations and Credit Risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of June 30, 2017 and March 31, 2017, $1,095,203 and $3,404,508 of the Company’s cash were on deposit at financial institutions in Jordan, where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of June 30, 2017 and March 31, 2017, $363,028 and $249,865 of the Company’s cash were on deposit at financial institutions in Hong Kong, which are insured by the Hong Kong Deposit Protection Board subject to certain limitations. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness. As of June 30, 2017 and March 31, 2017, $896 and $0 of the Company’s cash was on deposit in the United States and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company's assessment of its customers' creditworthiness and its ongoing monitoring of outstanding balances.

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Customer and vendor concentration risk

Prior to August 2016, substantially all of the Company’s sales were made to end-customers through its affiliate (see Note 6) that are located primarily in the United States (see Note 8). Thereafter, the Company has been selling directly to end-customers. The Company’s operating results could be adversely affected by the government policy on exporting business, foreign exchange rate fluctuations, and change of local market conditions. The Company has a concentration of its revenues and purchases with specific customers and suppliers. For the three months ended June 30, 2017, two end-customers accounted for 82% and 11% respectively, of total revenue. For the three months ended June 30, 2016, a significant amount of the Company’s sales and purchases were made through its related parties (see Note 6), one end-customer accounted for 84% of total revenue. As of June 30, 2017, two customers accounted for 79% and 13%, respectively of the total accounts receivable balance. As of March 31, 2017, one customer accounted for 94% of the total accounts receivable balance.

For the three months ended June 30, 2017, the Company purchased approximately 92% of its raw materials from one major supplier, Onset Time Limited ("ONSET"). For the three months ended June 30, 2016, the Company purchased approximately 83% and 14% of its raw materials from two related major suppliers, Value Plus (Macao Commercial Offshore) Limited (“VPMCO”) and Ford Glory International Limited (“FGIL”), respectively (see Note 6). As of June 30, 2017, accounts payable to one major supplier accounted for 95% of the total accounts payable balance. As of March 31, 2017, accounts payable to one major supplier accounted for 96% of the total accounts payable balance.

A loss of either of these customers and suppliers could adversely affect the operating results or cash flows of the Company.

Risks and Uncertainties

The principal operations of the Company are located in Jordan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Jordan, as well as by the general state of the Jordanian economy. The Company’s operations in Jordan are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Jordan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

New Accounting Pronouncements Recently Adopted

In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

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In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This update addresses several aspects of the accounting for share-based compensation transactions including: (a) income tax consequences when awards vest or are settled, (b) classification of awards as either equity or liabilities, (c) a policy election to account for forfeitures as they occur rather than on an estimated basis and (d) classification of excess tax impacts on the statement of cash flows. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018, which did not have a material impact to the unaudited condensed consolidated financial statements and related disclosures. The amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement will be applied prospectively. The inclusion of excess tax benefits and deficiencies as a component of the Company’s income tax expense will increase volatility within its provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on the Company’s stock price at the date the awards are exercised or settled. The Company does not expect the impact to be material to the consolidated results of operations; however, such determination is subject to change based on facts and circumstances at the time when awards vest or settle. The Company accounts for forfeitures of share-based awards when they occur. The Company will apply the amendments related to the presentation of excess tax benefits on the consolidated statement of cash flows using a retrospective transition method, and as a result, excess tax benefits related to share-based awards which had been previously classified as cash flows from financing activities will be reclassified as cash flows from operating activities.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted. The amendments in this ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.

New Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), and for all other entities, ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

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In February 2016, the FASB issued ASU No. 2016-02, "Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 "Leases" to replace the previous ASC 840 "Leases." ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Non-public Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

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3. INVENTORIES

Inventories consisted of the following:

	As of	As of
	June 30, 2017	March 31, 2017
Raw materials	$5,191,538	$4,884,583
Raw materials in transit	1,484,271	4,380,618
Work-in-progress	1,135,184	1,493,258
Finished goods	7,757,532	8,393,150
Total inventory	$15,568,525	$19,151,609

An inventory allowance was not considered necessary as of June 30, 2017 and March 31, 2017.

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of June 30, 2017	As of March 31, 2017
Land	$61,026	$61,078
Property and buildings	432,194	432,562
Equipment and machinery	4,397,997	4,370,095
Office and electric equipment	486,315	472,918
Automobiles	377,870	302,714
Leasehold improvements	1,425,432	1,358,649
Subtotal	7,180,834	6,998,016
Construction in progress	202,196	206,246
Less: Accumulated Depreciation and Amortization	(4,328,363)	(4,044,020)
Property and Equipment, Net	$3,054,667	$3,160,242

Depreciation and amortization expense was $287,784 and $351,129 for the three months ended June 30, 2017 and 2016, respectively.

Construction in progress represents costs of construction incurred for the Company's new project, which is expected to be completed before the end of calendar year 2017.

5. EQUITY

Preferred Stock

The Company has 500,000 authorized shares of preferred stock with a par value of $0.001 per share, and with none issued and outstanding as of June 30, 2017 and March 31, 2017. The preferred stock shall be issued by the Board of Directors of Jerash Holdings in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors may determine from time to time.

Statutory Reserve

In accordance with the Corporate Law in Jordan, Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of the Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As of both June 30, 2017 and March 31, 2017, the consolidated balance of the statutory reserve was $71,699.

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Private placement

On May 15, 2017, the Company conducted the initial closing of a private placement for the sale of an aggregate of 540,000 shares of common stock and warrants exercisable for up to 54,000 shares of common stock to ten accredited investors. Fifty percent of the shares (270,000 shares) purchased in the initial closing were sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (270,000 shares) were issued by Jerash Holdings. Each share is being sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 540,000 five-year warrants were issued at $0.01 per warrant to purchase up to 54,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received aggregate gross proceeds of $1,352,700 for the shares and warrants issued and sold in the initial closing of private placement and incurred direct costs related to the offering of $379,828.

Warrants issued for services

From time to time, the Company issues warrants to purchase its common stock. These warrants are valued using a Black-Scholes model and using the volatility, market price, exercise price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued.

On May 15, 2017, Jerash Holdings issued warrants to the designees of the placement agent in the above private placement to purchase 48,600 units, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of $6.25 per share for a period of five years from the issuance date), at an exercise price of $5.50 per unit. The fair value of these 53,460 warrants was $107,990 at grant date, and was included in offering costs of the private placement in May 2017.

On May 15, 2017, Jerash Holdings also issued a five-year warrant to purchase up to 50,000 shares of its common stock pursuant to a letter agreement with one of its board advisors. The warrant has an exercise price of $5.00 per share, and may be converted by means of “cashless” exercise during the term of the warrant. This warrant may be exercised any time after issuance through and including the five year anniversary of the issuance date. The fair value of these warrants was $116,578 at grant date. Stock compensation expenses recognized for the period ended June 30, 2017 and 2016 was $116,578 and $-0-, respectively.

During the quarter ended June 30, 2017, all of the outstanding warrants were fully vested and exercisable.

The fair value of these warrants granted was estimated as of the grant date using the Black-Scholes model with the following assumptions:

Common Stock Warrants June 30, 2017
Expected term (in years)	5.0
Risk-free interest rate (%)	1.86%
Expected volatility (%)	52.2%
Dividend yield (%)	0.0%

Warrant activity is summarized as follows:

	Shares	Weighted Average Exercise Price
Warrants outstanding at March 31, 2017	-	-
Granted	157,460	$5.62
Exercised	-	-
Cancelled	-	-
Warrants outstanding at June 30, 2017	157,460	$5.62

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6. RELATED PARTY TRANSACTIONS

The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to the Company	Nature of Transactions
Ford Glory Holdings Limited (“FGH”)	Intermediate Shareholder of GTI	Working Capital Advances
Ford Glory International Limited, or FGIL	Affiliate, subsidiary of FGH	Sales / Purchases
Value Plus (Macao Commercial Offshore) Limited, or VPMCO	Affiliate, subsidiary of FGH	Purchases
Jiangmen V-Apparel Manufacturing Limited	Affiliate, subsidiary of FGH	Working Capital Advances
Wealth Choice Limited, or WCL	Shareholder of Victory Apparel	Working Capital Advances

Pursuant to the terms of a sale and purchase agreement between one of the Company’s current individual shareholders and Victory City Investments Limited, the ultimate 51% shareholder of FGIL, dated July 13, 2016 (the “Sale and Purchase Agreement”), and effective since August 1, 2016, all rights, interests and benefits of any contracts that FGIL had at that time with any of the Company’s customers for products manufactured or to be manufactured by the Company, together with the costs and obligations relating to those contracts were transferred to the Company. Thereafter, the Company has been selling to the end-customers and no longer through its affiliate, FGIL.

Related party balances:

a.	Accounts receivable – related party:

Accounts receivable from related party in connection with the collection of accounts receivable from end-customers on behalf of the Company due to the support arrangement during the transition period as described below (see a. Sales to related party) consisted of the following:

	As of June 30, 2017	As of March 31, 2017
FGIL	$664,315	$2,343,892

b.	Other receivables – related party:

	As of	As of
	June 30, 2017	March 31, 2017
WCL	$-	$336,746

The balance due from WCL is interest-free and due upon demand. The balance as of March 31, 2017 was fully collected from WCL on June 15, 2017.

c.	Due from shareholders:

	As of June 30, 2017	As of March 31, 2017
Two individual shareholders	$-	$353,175
Merlotte Enterprise Limited	-	339,325
	$-	$692,500

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The balance as of March 31, 2017 was fully collected from shareholders on May 8, 2017.

Related party transactions:

a.	Sales to related party:

Before August 2016, the Company sold merchandise to end-customers through its affiliate during the ordinary course of business. The sales made to related party consists of the following:

	For the three months ended June 30,
	2017	2016
FGIL	$-	$18,469,898

Pursuant to the Sale and Purchase Agreement the Company has all rights, interests and benefits of the sales agreements signed with end-customers since August 2016, together with the costs and obligations of those shall all belong to the Company. During the transition period, the Company’s affiliate supports the Company to complete the transition, for sales orders received before customers successfully changed their vendor registrations to issue orders directly to the Company, the Company actually fulfilled the order for the customers, including inventory purchases and manufacturing. As customers have almost entirely started to issue sales orders directly to the Company, the support from FGIL will continue to fade in the coming quarters. For the three months ended June 30, 2017, $18,771,969 of sales was made with the support from FGIL.

b.	Purchases from related parties:

Before August 2016, the Company periodically purchased merchandise or raw materials from its affiliates during the ordinary course of business. The purchases from related parties consist of the following:

	For the three months ended June 30,
	2017	2016
VPMCO	$-	$4,494,652
FGIL	-	786,172
	$-	$5,280,824

For the three months ended June 30, 2017, none of purchases were made with the support from VPMCO or FGIL.

7. SENIOR CREDIT FACILITY

Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with Hong Kong and Shanghai Banking Corporation (“HSBC”). In addition, pursuant to an offer letter dated June 5, 2017, HSBC has agreed to provide Treasure Success with a $12,000,000 invoice discounting/factoring facility. The import credit and factoring facilities are collectively referred to as the “Senior Credit Facility.” The Senior Credit Facility is guaranteed by Jerash Holdings, Jerash Garments, as well as the Company’s two individual shareholders. In addition, the Senior Credit Facility requires cash and other investment security collateral of $3,000,000. HSBC provided that drawings under the Senior Credit Facility would be charged interest at the Hong Kong Interbank Offered Rate (“HIBOR”) plus 1.5% for drawings in Hong Kong dollars, and the London Interbank Offered Rate (“LIBOR”) plus 1.5% for drawings in other currencies. The Senior Credit Facility contains certain service charges and other commissions and fees, as well as certain covenant requirements. As of June 30, 2017, the Company has not made any withdrawals under the Senior Credit.

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8. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company's business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of the Company’s products. The Company’s major product is outerwear. For the three-month periods ended June 30, 2017 and 2016, outerwear accounted for approximately 99.7% and 99.8% of total revenue. Based on management's assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following table summarizes sales by geographic areas for the three months ended June 30, 2017 and 2016, respectively.

	For the three months ended
	June 30, 2017	June 30, 2016
United States	$21,064,500	$18,469,898
Jordan	57,358	34,145
Other countries	228,300	2,212
Total	$21,350,158	$18,506,255

All long-lived assets were located in Jordan as of June 30, 2017 and March 31, 2017.

9. COMMITMENTS AND CONTINGENCIES

Rent Commitment

The Company leases two manufacturing facilities under operating leases. Operating lease expense amounted to $316,742 and $280,220 for the three months ended June 30, 2017 and 2016, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:

Twelve months ended June 30,
2018	$714,002
2019	62,395
2020 and thereafter	-
Total	$776,397

The Company has nineteen operating leases for its facilities that require monthly payments ranging between $247 and $26,930, and are renewable on an annual basis.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would not have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

10. SUBSEQUENT EVENTS

On August 1, 2017, the Company entered into a securities purchase agreement to sell in a private placement an aggregate of 200,000 shares of common stock and warrants exercisable for up to 20,000 shares of common stock to one accredited investor. Fifty percent of the shares (100,000 shares) purchased in the closing will be sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (100,000 shares) will be issued by Jerash Holdings. Each share is being sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 200,000 five-year warrants will be issued at $0.01 per warrant to purchase up to 20,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received net proceeds of $450,910 for the shares and warrants issued and sold in the closing of this private placement. The private placement was closed on August 18, 2017.

F-41

On September 27, 2017, the Company entered into another securities purchase agreement to sell in a private placement an aggregate of 50,000 shares of common stock and warrants exercisable for up to 5,000 shares of common stock to two accredited investors. Fifty percent of the shares (25,000 shares) purchased in the closing will be sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (25,000 shares) will be issued by Jerash Holdings. Each share is being sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock 50,000 five-year warrants will be issued at $0.01 per warrant to purchase up to 5,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received net proceeds of $110,179 for the shares and warrants issued and sold in the closing of this private placement. The private placement was closed on September 29, 2017.

These unaudited condensed consolidated financial statements were approved by management and available for issuance on September 27, 2017. The Company evaluated subsequent events through this date.

F-42

1,591,750 Shares of Common Stock and
up to 74,000 Shares of Common Stock Underlying Warrants

PRELIMINARY PROSPECTUS

October 27, 2017

Until and including November 21, 2017 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.